Note: Information in this document marked with "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




                               FINANCING AGREEMENT

                            Dated as of June 26, 2000

                                  by and among

                               GILAT-TO-HOME INC.,

                                   as Borrower

           THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

                                   as Lenders

                                       and

                                 BANK LEUMI USA,

                                    as Agent

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I DEFINITIONS; CERTAIN TERMS..............................................................1
    SECTION 1.01.   Definitions...................................................................1
    SECTION 1.02.   Accounting and Other Terms...................................................11
    SECTION 1.03.   Time References..............................................................11
ARTICLE II THE LOANS.............................................................................11
    SECTION 2.01.   Commitments..................................................................11
    SECTION 2.02.   Loans........................................................................12
    SECTION 2.03.   Disbursement of Loan Proceeds................................................12
    SECTION 2.04.   Notes; Repayment of Loans....................................................13
    SECTION 2.05.   [Intentionally Omitted]......................................................13
    SECTION 2.06.   Interest.....................................................................13
    SECTION 2.07.   Reduction of Commitment; Prepayment of Loans.................................13
    SECTION 2.08.   Fees.........................................................................14
    SECTION 2.09.   Eurodollar Rate Not Determinable; Illegality or Impropriety..................14
    SECTION 2.10.   Indemnity....................................................................15
    SECTION 2.11.   Continuation and Conversion of Loans.........................................15
    SECTION 2.12.   Taxes........................................................................16
    SECTION 2.13.   Mitigation Obligations.......................................................17
ARTICLE III FEES, PAYMENTS AND OTHER COMPENSATION................................................17
    SECTION 3.01.   Audit and Examination Fees...................................................17
    SECTION 3.02.   Payments; Computations and Statements........................................18
    SECTION 3.03.   Sharing of Payments, Etc.....................................................18
    SECTION 3.04.   Apportionment of Payments....................................................18
    SECTION 3.05.   Increased Costs and Reduced Return...........................................19
ARTICLE IV CONDITIONS OF EFFECTIVENESS AND LENDING...............................................20
    SECTION 4.01.   Conditions Precedent to Effectiveness........................................20
    SECTION 4.02.   Conditions Subsequent........................................................22
ARTICLE V REPRESENTATIONS AND WARRANTIES.........................................................23
    SECTION 5.01.   Representations and Warranties...............................................23
ARTICLE VI COVENANTS OF THE BORROWER.............................................................27
    SECTION 6.01.   Affirmative Covenants........................................................27
    SECTION 6.02.   Negative Covenants...........................................................31
ARTICLE VII EVENTS OF DEFAULT....................................................................34
    SECTION 7.01.   Events of Default............................................................34
ARTICLE VIII THE AGENT...........................................................................36
    SECTION 8.01.   Authorization and Action.....................................................36
    SECTION 8.02.   Borrower's Default...........................................................37
    SECTION 8.03.   Agent's Reliance, Etc........................................................37
    SECTION 8.04.   BLUSA........................................................................37
    SECTION 8.05.   Lender Credit Decision.......................................................37
    SECTION 8.06.   Indemnification..............................................................37
    SECTION 8.07.   Successor Agent..............................................................38
    SECTION 8.08.   Collateral Matters...........................................................38
ARTICLE IX ISSUANCE OF EQUITY INTERESTS TO BLUSA.................................................39
    SECTION 9.01.   Authorization and Issuance of Warrants.......................................39
    SECTION 9.02.   Securities Act Matters.......................................................39
    SECTION 9.03    Certain Taxes................................................................39
    SECTION 9.04    Cancellation and Issuance....................................................40
ARTICLE X MISCELLANEOUS..........................................................................40
    SECTION 10.01.  [Intentionally Omitted]......................................................40
    SECTION 10.02.  Notices, Etc.................................................................40
    SECTION 10.03.  Amendments, Etc..............................................................41

    SECTION 10.04.   No Waiver; Remedies, Etc....................................................42
    SECTION 10.05.   Expenses; Taxes; Attorneys' Fees............................................42
    SECTION 10.06.   Right of Set-off............................................................42
    SECTION 10.07.   Severability................................................................43
    SECTION 10.08.   Assignments and Participations..............................................43
    SECTION 10.09.   Counterparts................................................................44
    SECTION 10.10    Headings....................................................................44
    SECTION 10.11.   Governing Law; Submissions to Jurisdiction..................................44
    SECTION 10.12.   WAIVER OF JURY TRIAL, ETC...................................................45
    SECTION 10.13.   Consent by the Agent, Lenders...............................................45
    SECTION 10.14.   No Party Deemed Drafter.....................................................45
    SECTION 10.15.   Reinstatement; Certain Payments.............................................45
    SECTION 10.16.   Indemnification.............................................................45
    SECTION 10.17.   Binding Effect..............................................................46
    SECTION 10.18.   Confidentiality.............................................................46


SCHEDULE 1.01A              Lenders and Lenders' Commitments
SCHEDULE 5.01(e)            Inventory Locations
SCHEDULE 5.01(j)            ERISA
SCHEDULE 5.01(k)            Taxes, Etc.
SCHEDULE 5.01(t)            Operating Lease Obligations
SCHEDULE 5.01(z)            Tradenames
SCHEDULE 5.01(bb)           Material Contracts and Investor Agreements
SCHEDULE 5.01(cc)           Capitalization
SCHEDULE 6.02(a)(ii)        Liens
SCHEDULE 6.02(c)(iii)       Guaranties
SCHEDULE 6.02(g)            Capitalized Lease Obligations
SCHEDULE 6.02(m)            Transactions with Affiliates

EXHIBIT A                   Form of Note
EXHIBIT B                   Form of Guaranty
EXHIBIT C                   Form of Security Agreement
EXHIBIT D                   Form of Borrower's Counsel Opinion
EXHIBIT E                   Form of Assignment and Acceptance
EXHIBIT F                   Form of Warrant
EXHIBIT G                   Form of Intercreditor Agreement (Other Senior Indebtedness)
EXHIBIT H                   Form of Joinder Agreement
EXHIBIT I                   Form of Pledge Agreement
EXHIBIT J                   Form of Control Agreement
EXHIBIT K                   Form of GS Representation Letter
EXHIBIT L                   Form of Debt Conversion Letter

Annex I Business Plan

                                                                     EXHIBIT 4.7



                               FINANCING AGREEMENT

              FINANCING AGREEMENT, dated as of June 26, 2000, by and among Gilat-to-Home Inc., a Delaware corporation (the "Borrower"), the financial institutions from time to time party hereto (each a "Lender" and collectively the "Lenders"), and Bank Leumi USA, as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

              The Borrower has asked the Lenders to make a term loan to the Borrower in the principal amount of $90,000,000 and has indicated its desire to borrow additional amounts from other lenders, such other lenders to either (i) become Lenders hereunder and make additional term loans to the Borrowers pursuant to this Agreement or (ii) provide Other Senior Indebtedness (as hereinafter defined) to the Borrower pursuant to separate loan documentation between such other lenders and the Borrower. The proceeds of the term loan shall be used for general working capital purposes of the Borrower in connection with the Business (as hereinafter defined). The Lenders are, in reliance upon the Business Plan (as hereinafter defined) which shows that the Borrower has or will have sufficient cash flow to service the term loan, severally and not jointly willing to make the term loan to the Borrower subject to the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual agreements herein set forth, the Borrower, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                           DEFINITIONS; CERTAIN TERMS

              SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

              "Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

              "Accounts Receivable" means any and all rights of the Borrower to payment for goods sold or for services rendered, including accounts, contract rights, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future and any proceeds arising therefrom or relating thereto.

              "Action" has the meaning specified therefor in Section 10.13.

              "Additional Lender" shall have the meaning specified therefor in
Section 2.01(d).

              "Affiliate" means, as to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

              "Agent" has the meaning specified therefor in the preamble hereto.

              "Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee and accepted by the Agent, in accordance with Section 10.08 hereof and substantially in the form of Exhibit E hereto.

              "Base Rate" means, for any day, the higher of (i) the per annum fluctuating rate of interest publicly announced by the Agent in New York, New York, from time to time as its floating prime rate of interest in effect from time to time, and (ii) the Federal Funds Rate, plus one-half of one percent (.5%). The Base Rate is not intended to be the lowest rate of interest charged by the Agent in connection with the extension of credit to customers.

              "Base Rate Loan" means a Loan bearing interest at a rate calculated based upon the Base Rate.

              "BLUSA" means Bank Leumi USA.

              "Board" means the Board of Governors of the Federal Reserve System of the United States.

              "Borrower" and "Borrower" each has the meaning specified therefor in the preamble hereto.

              "Borrower Intellectual Property Rights" has the meaning specified therefor in Section 5.01(q).

              "Broadband Access Agreement" means the Broadband Access Services Supply Agreement, dated as of February 15, 2000, by and between the Borrower and MSN, as the same may be amended, modified or supplemented from time to time in accordance with Section 6.02(j) of this Agreement.

              "Business" has the meaning specified therefor in Section 5.01(m).

              "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City and Tel Aviv, Israel are required or authorized to close, provided, that with respect to the borrowing, payment, conversion to or continuation of, or determination of interest rate on, Eurodollar Loans, Business Day shall mean any Business Day on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City, Tel Aviv, Israel and London.

              "Business Plan" means the Borrower's business plan attached hereto as Annex I.

              "Capital Guideline" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank's capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by the Lenders or any Person controlling any Lender or the manner in which the Lenders or any Person controlling any Lender allocate capital to any of their contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

              "Capital Stock" means any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

              "Capitalized Lease" means any lease which is required under GAAP to be capitalized on the balance sheet of the lessee.

              "Capitalized Lease Obligations" means obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with such principles.

              "Change of Control" means (i) prior to the time the Borrower first becomes a Public Company, the Minimum Equity Holders ceasing to have beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC under the Exchange
Act), in the aggregate, of at least 75% of the aggregate outstanding voting power of the Capital Stock of the Borrower, free and clear of any Liens, each such Minimum Equity Holder having at least the voting power with respect to the Capital Stock of the Borrower as in effect on the Effective Date, or (ii) following the time that the Borrower first becomes a Public Company, Gilat shall cease to directly or indirectly own and control, of record and beneficially, 20% of the then outstanding Capital Stock of the Borrower free and clear of all Liens.

              "Collateral" means all of the property (tangible and intangible) purported to be subject to the Lien purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by any Person as security for all or any part of the Obligations.

              "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

              "Commitment" means, with respect to each Lender, the commitment of such Lender to make a portion of the Loan as set forth in Schedule 1.01A hereto, as the same may be adjusted from time to time pursuant to the terms of this Agreement, provided that the Commitment of an Additional Lender shall be as set forth in the Joinder Agreement signed by such Additional Lender pursuant to
Section 2.01(d) hereto.

              "Commitment Increase" shall have the meaning specified therefor in
Section 2.01(d).

              "Control Agreement" means the Control Agreement among the Borrower, the Agent and the Cayman Islands branch of Bank Leumi - Le Israel B.M., in the form of Exhibit J hereto, as the same may be amended or otherwise modified from time to time.

              "Debt Conversion Letter" means the letter agreement, substantially in the form of Exhibit L hereto, dated as of the Effective Date, made by the Borrower in favor of the Agent and the Lenders, as the same may be amended, modified or supplemented from time to time.

              "Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

              "Disbursement Amount" means, at any time, an amount equal to the lesser of (i) the product of (A) the sum of (x) the Total Commitment on the Effective Date and (y) the Commitment Increase of each Additional Lender on the effective date of its Joinder Agreement, multiplied by (B) a fraction, the numerator of which shall be the aggregate amount of cash proceeds received by the Borrower on or prior to such time from the issuance of its Capital Stock and the denominator of which shall be $150,000,000, provided that at no time shall the fraction described in clause (B) above exceed one, and (ii) the product of
(A) the sum of (x) the aggregate initial principal amount of all Other Senior Indebtedness and (y) the Commitment Increase of each Additional Lender on the effective date of its Joinder Agreement, multiplied by (B) 1.5, provided that at no time shall the amount described in clause (ii) above exceed $90,000,000.

              "Disbursement Request" has the meaning specified therefor in
Section 2.03.

              "Documents" means, collectively, the Loan Documents and the Investor Agreements.

              "Dollar", "Dollars" and the symbol "$" means lawful money of the United States of America.

              "EchoStar" means EchoStar Communications Corporation, a Nevada corporation.

              "Effective Date" has the meaning specified therefor in Article IV hereof.

              "Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of a Borrower or any of their ERISA Affiliates.

              "Environmental Actions" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials
(i) from any assets, properties or businesses of the Borrower or any predecessor in interest; or (ii) from or onto any adjoining properties or businesses; or
(iii) from or onto any facilities which received Hazardous Materials generated by the Borrower or any predecessor in interest.

              "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws may be amended or supplemented from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

              "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

              "Eurodollar Base Rate" means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate of interest at which deposits in United States Dollars are offered to the Agent by prime banks in the London interbank market or the New York interbank market, as selected by the Agent, in immediately available funds at approximately 11:00 a.m., at the place of such interbank market, two (2) Business Days prior to the commencement of such Interest Period in the approximate amount of such Eurodollar Loan and for a period equal to such Interest Period.

              "Eurodollar Loan" means a Loan bearing interest based on the Eurodollar Rate.

              "Eurodollar Rate" means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/16 of 1%):

                               Eurodollar Base Rate
                        ---------------------------
                        1.00 - Reserve Requirements

              "Event of Default" means any of the events set forth in Section
7.01 hereof.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder all as the same shall be in effect at the time.

              "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

              "Fee Letter" means the letter agreement, dated as of a date that is on or prior to the Effective Date, between the Borrower and the Agent obligating the Borrower to pay certain fees in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

              "Final Maturity Date" means June 26, 2003 or such earlier date on which all obligations shall become due and payable (whether by acceleration or otherwise) in accordance with the terms of this Agreement.

              "Financial Statements" means the pro forma balance sheet of the Borrower as at the Effective Date after giving effect to the Transactions.

              "Furman Selz Entities" means, collectively, Furman Selz Investors II, L.P., FS Employee Investors LLC and FS Parallel Fund L.P.

              "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

              "Gilat" means Gilat Satellite Networks, Ltd., an Israeli corporation.

              "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "GS Representation Letter" means the letter agreement, substantially in the form of Exhibit K hereto, dated as of the Effective Date, made by Gilat and Spacenet in favor of the Agent and the Lenders, as the same may be amended, modified or supplemented from time to time.

              "Guaranties" means each guaranty, substantially in the form of Exhibit B hereto, made by a Guarantor in favor of the Agent for the benefit of the Lenders guaranteeing the Obligations, as the same may be amended, modified or supplemented from time to time.

              "Guarantors" means all Persons which hereafter guarantee, pursuant to Section 6.01(b) hereof or otherwise, all or any part of the Obligations.

              "Hazardous Materials" shall include (i) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (ii) petroleum and its refined products; (iii) polychlorinated biphenyls; (iv) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (v) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

              "Hedging Agreement" means any interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower, and any confirming letter executed pursuant to such agreement, all as amended or supplemented from time to time.

              "Indebtedness" means as to any Person, without duplication, (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices);
(iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business); (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property; (vii) Capitalized Lease Obligations; (viii) all liabilities in respect of letters of credit, acceptances and similar obligations created for the account of such Person, and (ix) net liabilities of such Person under: (A) Hedging Agreements and (B) foreign currency exchange agreements, each calculated on a basis reasonably satisfactory to the Agent and in accordance with accepted practice.

              "Indemnitees" has the meaning specified therefor in Section 10.16.

              "Indemnified Matters" has the meaning specified therefor in
Section 10.16.

              "Intellectual Property Rights" has the meaning specified therefor in Section 5.01(q).

              "Initial Equity Investment" means, with respect to the aggregate amount of cash proceeds received by the Borrower from the issuance of its Capital Stock to the Minimum Equity Holders prior to the Effective Date, $125,000,000.

              "Interest Period" means (i) initially, the period commencing on the date the Loan is made to the Borrower and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three (3) months thereafter and (ii) thereafter, the period commencing on the last day of the preceding Interest Period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three (3) months thereafter; provided, however, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) no Interest Period shall end on a date which is later than the Final Maturity Date, (C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month and (D) no more than three (3) Interest Periods may exist at any one time. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

              "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

              "Inventory" means all present and future inventory in which the Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of the Borrower's present and future raw materials, parts, finished goods and packing and shipping materials, wherever located, whether now owned or hereafter acquired and all such property the sale or other disposition of which would give rise to Accounts Receivable.

              "Investor Agreements" means, individually or collectively, as the context requires, each investment agreement and other similar or related agreement or documents entered into by the Borrower and each Minimum Equity Holder, as the same may be amended, modified or supplemented from time to time.

              "Joinder Agreement" shall have the meaning specified therefor in
Section 2.01(d).

              "Lender" has the meaning specified therefor in the preamble hereto and shall include each Additional Lender.

              "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

              "Loan" means a term loan made by a Lender to the Borrower pursuant to Article II hereof and shall include any Loan made by an Additional Lender pursuant to Section 2.01(d) hereto.

              "Loan Account" means a separate account for the Borrower maintained at the Payment Office of the Agent in the name of the Borrower in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower or such other accounts as the Agent shall designate from time to time.

              "Loan Documents" means this Agreement, the Note, the Guaranties, the GS Representation Letter, the Security Agreement, the Pledge Agreement, the Control Agreement, the Fee Letter, the Debt Conversion Letter, the Warrants, the Registration Rights Agreement and all other instruments, agreements and other documents executed and delivered pursuant hereto or thereto.

              "Loan Proceeds Account" means a separate account for the Borrower maintained at the Payment Office of the Agent (or, at the option of the Agent in its sole discretion, maintained at an Affiliate of the Agent) in the name of the Borrower as to which the Agent has a perfected first priority security interest.

              "Material Adverse Effect" means a material adverse effect upon (i) the business, properties, operations, prospects or condition (financial or otherwise) of the Borrower, (ii) the ability of the Borrower to perform its obligations hereunder or under any other Loan Document to which it is a party,
(iii) the validity, perfection or priority of a Lien arising under the Loan Documents on any Collateral or (iv) the rights, powers and remedies of the Agent and the Lenders under this Agreement or any other Loan Document or the legality, validity or enforceability of this Agreement or any other Loan Document.

              "Material Contract" means, with respect to any Person, each contract to which such Person is a party (other than purchase orders in the ordinary course of business of such Person) material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

              "Microsoft Holdings" means Microsoft G-Holdings, Inc., a Nevada corporation and a wholly-owned subsidiary of Microsoft Corporation.

              "MSN" means The Microsoft Network L.L.C., a Delaware limited liability company.

              "Minimum Equity Holders" means Spacenet, Microsoft Holdings, EchoStar and the Furman Selz Entities.

              "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA for which a Borrower or any ERISA Affiliate has contributed to, or has been obligated to contribute to, at any time during the six (6) years preceding the date hereof.

              "Net Proceeds" means (a) with respect to the sale or other disposition of any asset by the Borrower or any of its Subsidiaries (including in connection with any sale-leaseback), the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the principal amount of any Indebtedness which is secured by any such asset (other than Indebtedness assumed by the purchaser of such asset) or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred by the Borrower or its Subsidiaries in connection with such sale or other disposition (but only to the extent that such out-of-pocket expenses and fees, if paid to an Affiliate of the Borrower, are approved by the Agent in its sole discretion exercised reasonably), and provided that all such expenses and fees are set forth on a certificate provided to the Agent, and (C) federal and state taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter and (b) with respect to the sale or other disposition of any Capital Stock or debt security by the Borrower or any of its Subsidiaries, the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses incurred by the Borrower or its Subsidiaries in connection with such sale or other disposition (but only to the extent such fees, commissions and expenses, if paid to an Affiliate of the Borrower, are approved by the Agent in its sole discretion exercised reasonably and provided that all such fees, commissions and expenses are set forth on a certificate provided to the Agent) and (B) federal and state taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter.

              "Note" means a promissory note of the Borrower, substantially in the form of Exhibit A hereto, made payable to the order of a Lender and evidencing the Indebtedness resulting from the making by such Lender of such Lender's Loan and delivered to the Agent pursuant to Article IV hereof or, in the case of an Additional Lender, the Joinder Agreement of such Lender, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.

              "Obligations" means (i) the obligations of the Borrower to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by it in respect of any Loan Document to which it is a party, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of the Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise, and (ii) the obligations of the Borrower to perform or observe all of its other obligations from time to time existing under any Loan Document to which it is a party.

              "Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

              "Originating Lender" shall have the meaning specified in Section 10.08(e).

              "Other Senior Indebtedness" mean Indebtedness for borrowed money owing to a financial institution, which Indebtedness (i) is evidenced by loan documentation in all respects substantially similar to the Loan Documents and, to the extent not substantially similar to the Loan Documents, in form and substance satisfactory to the Agent, provided that such loan documentation shall contain terms and provisions relating to defaults, pricing (including interest rates and fees) and warrants (if any) that are the same as those contained in the Loan Documents, and (ii) is subject to a lien intercreditor agreement with the Agent substantially in the form of Exhibit G hereto.

              "Other Taxes" shall have the meaning specified therefor in Section
2.12 hereto.

              "Participant" shall have the meaning specified in Section
10.08(e).

              "Payment Office" means the Agent's offices located at 564 Fifth Avenue, 5th Floor, New York, NY 10036, or such other offices as the Agent may designate and, when used in connection with any payments made to the Agent, shall mean an account in the name of the Agent designated to the Borrower and the Lenders from time to time into which the Borrower and the Lenders shall make all payments to the Agent under this Agreement.

              "Pending Contracts" means any letter of intent, memorandum of understanding or term sheet which, if memorialized in a binding contract, would be a Material Contract hereunder.

              "Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group, (iii) overnight bank deposits or time deposits, certificates of deposit and bankers' acceptances in each case maturing not more than 270 days after the date of issue, issued by BLUSA or any Affiliate of BLUSA or issued by commercial banking institutions, and money market or time or demand deposit accounts maintained at BLUSA or any Affiliate of BLUSA or commercial banking institutions, each commercial banking institutions (other than BLUSA or any Affiliate of BLUSA) of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, and (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with BLUSA or any Affiliate of BLUSA or the commercial banking institutions described in clause
(iii) above and which are secured by readily marketable direct obligations of the Government of the United States of America or any agency thereof.

              "Permitted Liens" shall have the meaning specified therefor in
Section 6.02(a) hereto.

              "Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

              "Pledge Agreement" means the Pledge and Security Agreement made by the Borrower in favor of the Agent, in the form of Exhibit I hereto, as the same may be amended or otherwise modified from time to time.

              "Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect plus 2% or, if no other rate of interest is in effect, the Base Rate plus 2%.

              "Pro Rata Share" means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the Total Commitment, provided that, if the Commitments have been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Loans and the denominator shall be the aggregate unpaid principal amount of all of the Loans.

              "Public Company" means a Person the Common Stock of which that has been sold in one or more Public Offerings.

              "Public Offering" means, with respect to any Person, an underwritten public offering of Capital Stock of such Person pursuant to an effective registration statement under the Securities Act.

              "Registration Rights Agreement" means the Registration Rights Agreement, in form and substance satisfactory to the Agent, by and between the Borrower and BLUSA, with respect to the registration rights of (i) BLUSA with respect to the shares of Warrant Stock that BLUSA may acquire pursuant to the Warrants and (ii) the Lenders with respect to the shares of Series D Convertible Preferred Stock that the Lenders may acquire pursuant to the Debt Conversion Letter.

              "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

              "Remedial Action" shall mean all actions taken to (i) monitor, assess, evaluate, investigate, clean up, remove, treat, remediate or contain or in any way address Hazardous Materials in the indoor or outdoor environment,
(ii) prevent, mitigate or minimize any Release or threatened Release so that the Release or threatened Release does not migrate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform pre-remedial investigations and studies, and post remedial operation and maintenance activities or any other actions authorized by 42 U.S.C Section 9601.

              "Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under the regulations promulgated under such Section).

              "Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate at least 51%.

              "Reserve Requirements" means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender or the Affiliate of any Lender under Regulation D.

              "SEC" means the Securities and Exchange Commission or any similar or successor agency of the Federal government administering the Securities Act.

              "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal Statute, and the rules and regulation of the SEC thereunder, all as the same shall be in effect at the time.

              "Security Agreement" means the Security Agreement made by the Borrower in favor of the Agent, in the form of Exhibit C hereto, as the same may be amended or otherwise modified from time to time.

              "Security Documents" means collectively, the Security Agreement and the Pledge Agreement, each executed and delivered by the Borrower, and all Uniform Commercial Code financing statements required by this Agreement and the Security Agreement to be filed with respect to the security interests in personal property (including, without limitation, trademarks and patents) and fixtures created pursuant to such agreements, and all other documents and agreements executed and delivered by the Borrower in connection with any of the foregoing documents.

              "Series C Convertible Preferred Stock" means the Series C Convertible Preferred Stock, par value $0.05 per share, of the Borrower.

              "Series D Convertible Preferred Stock" means the Series D Convertible Preferred Stock, par value $0.05 per share, of the Borrower.

              "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of its liabilities (including, without limitation, liabilities on all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

              "Spacenet" means Spacenet Inc., a Delaware corporation and a wholly-owned subsidiary of Gilat.

              "Subsidiary" means, as to any Person, any corporation of which more than 50% of the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect directors (or Persons performing similar functions) of such corporation is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.

              "Taxes" shall have the meaning given to that term in Section 2.12.

              "Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes a Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the
Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan under Section 4041(c) of ERISA, (iv) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate an Employee Plan or (v) any other event or condition that would constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

              "Third-Party Intellectual Property Rights" has the meaning specified therefor in Section 5.01(q).

              "Title Company" shall have the meaning specified therefor in
Section 6.01(m).

              "Total Commitment" means, at any time, the sum of the amounts of the Lenders' Commitments at such time and shall include any Commitment Increase at such time.

              "Transactions" means the transactions contemplated by the Investor Agreements, the Material Contracts and the Loan Documents.

              "Transponder Collateral" means (a) all rights of the Borrower (including, without limitation, by way of leases and options) to obtain or receive transponder services (including transponder capacity) from suppliers of transponder services and (b) all agreements and other documentation (including, without limitation, leases and option agreements) pursuant to which the Borrower shall have, directly or indirectly, any rights to obtain transponder services and/or transponder capacity.

              "Transponder Indebtedness" means Indebtedness incurred by the Borrower in connection with its leasing of satellite transponder capacity or receipt of transponder services which is secured solely by Transponder Collateral, provided that the documentation for such Indebtedness contains covenant and default provisions (other than provisions relating to pricing and the maturity date) that are substantially similar to or no more restrictive than the covenant and default provisions contained in the Loan Documents to the extent applicable.

              "WARN" means the Worker Adjustment and Retraining Notification Act or similar state law.

              "Warrants" has the meaning specified therefor in Section 9.01.

              "Warrant Stock" means each share of the Series C Convertible Preferred Stock issuable by the Borrower upon the exercise of the Warrants.

              SECTION 1.02. Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

              SECTION 1.03. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding", provided, however, that with respect to a computation of fees or interest payable to the Agent or the Lenders, such period shall in any event consist of at least one full day.

                                   ARTICLE II

                                    THE LOANS

              SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender severally agrees to make a Loan to the Borrower on the Effective Date in a principal amount not to exceed such Lender's Commitment.

                     (b) The proceeds of each Loan shall be deposited in the Loan Proceeds Account on the Effective Date and shall be disbursed to the Borrower in accordance with Section 2.03. The Borrower may at any time, by delivery of a written directive, direct the Agent to, and upon receipt of such written directive the Agent shall, invest all funds received into the Loan Proceeds Account as so directed in Permitted Investments.

                     (c) Any principal amount of a Loan which is repaid or prepaid may not be reborrowed.

                     (d)    (i)    Notwithstanding anything to the contrary
contained in this Agreement, the Borrower may request from time to time that the maximum original principal amount of Loans provided for under this Agreement be increased by an amount (the "Commitment Increase") which is not greater than the difference between (A) $150,000,000, and (B) the sum of (x) $90,000,000 and (y) the aggregate initial principal amount of the Other Senior Indebtedness. Such Commitment Increase shall be effected as follows: the Borrower may arrange for one or more banks or financial institutions not a party hereto (an "Additional Lender") to become parties to and Lenders under this Agreement, provided that the Agent shall have consented to such Additional Lender, such consent not to be unreasonably withheld. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation whatsoever to increase the amount of its Commitment.

                            (ii)   Any Additional Lender that is willing to
become a party hereto and a Lender hereunder and that has been approved by the Agent shall enter into a joinder agreement with the Borrower and the Agent, substantially in the form of Exhibit H hereto (a "Joinder Agreement"), which agreement shall specify, among other things, the Commitment of such Additional Lender hereunder. When such Additional Lender becomes a Lender hereunder as set forth in the Joinder Agreement, Schedule 1.01A shall, without further action, be deemed to have been amended as appropriate to reflect the Commitment of such Additional Lender. Upon the execution by the Agent, the Borrower and such Additional Lender of such Joinder Agreement, such Additional Lender shall become and be deemed a Lender for all purposes of this Agreement and the other Loan Documents and shall enjoy all rights and assume all obligations of the Lenders set forth in this Agreement and the other Loan Documents (other than the Warrants), and its Commitment shall be the amount specified in its Joinder Agreement.

                            (iii)  In no event shall the Commitment of an
Additional Lender become effective until the Agent shall have received (A) a Note duly executed by the Borrower payable to the Additional Lender and in the amount of the Commitment of such Additional Lender and (B) such other agreements, instruments, approvals or other documents as the Agent shall reasonably request. On the effective date set forth in the Joinder Agreement, the Additional Lender will, subject to the terms of this Agreement, make a Loan to the Borrower in the principal amount of its Commitment and such Loan shall constitute a Loan for all purposes of this Agreement and the other Loan Documents.

              SECTION 2.02. Loans. Loans shall be made ratably by the Lenders in accordance with their respective Commitments. The Loan shall be made on the Effective Date (or, in the case of an Additional Lender, on the effective date of the Joinder Agreement of such Additional Lender) by the Lenders against delivery hereunder of the Notes. Each Loan shall be a Eurodollar Loan for the initial Interest Period and shall be continued as a Eurodollar Loan for each successive Interest Period subject to Sections 2.09 and 2.11.

              SECTION 2.03. Disbursement of Loan Proceeds. In connection with each request by the Borrower (a "Disbursement Request") for the disbursement of all or a portion of the funds deposited in the Loan Proceeds Account, the Borrower shall deliver to the Agent (a) a written Disbursement Request not later than 12:00 noon (New York City time) three (3) Business Days prior to the proposed disbursement date and (b) a certificate of the chief executive officer or chief financial officer of the Borrower (i) certifying that (A) no Default or Event of Default has occurred and is continuing both before and after giving effect to the proposed disbursement, (B) the conditions set forth in Section
4.02 hereof have been satisfied and (C) in the case of the initial Disbursement Request, all of the proceeds from the Initial Equity Investment have been expended by the Borrower to fund the Borrower's business operations and such expenditures were made in compliance with the Business Plan (it being understood that the proceeds of the Loans are not to be used by the Borrower until the Initial Equity Investment is fully expended) and (ii) in the case of each Disbursement Request after the initial Disbursement Request, stating the aggregate amount of cash proceeds received by the Borrower from the issuance of its Capital Stock in excess of the Initial Equity Investment. Such Disbursement Request shall be irrevocable and shall specify the principal amount of the proposed disbursement (which must be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof), and the proposed disbursement date, which must be a Business Day. The maximum amount of funds that may be disbursed from the Loan Proceeds Account at any time together with the maximum aggregate amount of funds that have already been disbursed from the Loan Proceeds Account shall not at any time exceed the Disbursement Amount. The Agent may act without liability upon the basis of written, telecopy or telephone notice reasonably believed by the Agent in good faith to be from the Borrower (or from any officer thereof designated in writing to the Agent).

              SECTION 2.04. Notes; Repayment of Loans. (a) The Loan made by a Lender shall be evidenced by a Note, each duly executed by the Borrower, dated the Effective Date (or, in the case of the Loan made by any Additional Lender, the effective date of the Joinder Agreement of such Additional Lender) and delivered to and made payable to the order of such Lender in a principal amount equal to such Lender's Commitment.

                     (b) The outstanding principal balance of each Loan shall be due and payable on the Final Maturity Date.

                     (c) Any funds held in the Loan Proceeds Account on the Final Maturity Date shall be applied by the Agent to repay the Loans on such date.

              SECTION 2.05. [Intentionally Omitted]

              SECTION 2.06. Interest.

                     (a) Loan. The portion of a Loan that is a Eurodollar Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Loan until such principal amount becomes due at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus (i) 0.75% on and before June 26, 2002 and (ii) 1.50% thereafter. Interest shall accrue from and include the first date of an Interest Period, but exclude the last day of such Interest Period. The portion of a Loan which is a Base Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the Base Rate.

                     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, all outstanding principal of the Loans and (to the extent permitted by law) interest and other amounts which are not paid when due, may, at the option of the Required Lenders, bear interest until such amount is paid in full at a fluctuating interest rate per annum equal at all times to the Post-Default Rate.

                     (c) Interest Payment. Interest on each Eurodollar Loan shall be payable, in arrears, on the last day of each Interest Period of such Eurodollar Loan. Interest on each Base Rate Loan shall be payable quarterly, in arrears, on the first Business Day of each calendar quarter, commencing on October 1, 2000, and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section 3.02 hereof with the amount of any interest payment due hereunder.

                     (d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

              SECTION 2.07. Reduction of Commitment; Prepayment of Loans.

                     (a) The Total Commitment of the Lenders party to this Agreement on the Effective Date shall automatically terminate upon the making of the Loans on the Effective Date.

                     (b) Subject to the terms and conditions contained in this Section 2.07, Section 2.10 hereof and elsewhere in this Agreement, the Borrower shall have the right to prepay, in whole or in part, the Loans, without premium or penalty, on and after June 26, 2001.

                     (c) Promptly following, and in any event within two (2) Business Days after, the receipt by the Borrower or any of its Subsidiaries of any Net Proceeds from the issuance, sale, assignment, transfer or other disposition by the Borrower or any of its Subsidiaries of any Capital Stock, debt securities or assets of the Borrower or any of its Subsidiaries, the Borrower shall make a prepayment of the Loans in an amount equal to the amount of such Net Proceeds, provided that (i) the Borrower shall not be required to prepay the Loans in the case of (A) the issuance of Capital Stock of the Borrower to the extent that (x) such issuance does not constitute a Public

Offering and (y) the aggregate amount of proceeds from all sales of such Capital Stock does not exceed $50 million, (B) sales of Inventory by the Borrower and its Subsidiaries in the ordinary course of business, (C) the disposition of obsolete or worn-out property in the ordinary course of business, and (D) sales or dispositions of assets other than Inventory, provided that the aggregate Net Proceeds of such sales or dispositions do not exceed, in any calendar year, the lesser of (x) $10,000,000 and (y) 10% of the value of the assets listed on the Borrower's most recent balance sheets delivered to the Lenders pursuant to this Agreement, and (ii) if any Net Proceeds required to be prepaid pursuant to this
Section 2.07(c) are received by the Agent prior to the last day of the applicable Interest Period, the Agent shall deposit such Net Proceeds in an account maintained by the Agent for the benefit of the Lenders until the last day of such Interest Period at which time such Net Proceeds shall be applied by the Agent to prepay the amount of the Loans outstanding at such time.

                     (d) Immediately upon the receipt by the Borrower of any insurance proceeds (including, without limitation, any proceeds distributed by Spacenet to the Borrower as a result of any insurance maintained by Spacenet which insures the properties and business of the Borrower), the Borrower shall prepay the Loans in an amount equal to the insurance proceeds received by the Borrower provided that (i) except during the continuance of an Event of Default, proceeds from insurance covering damage to property not in excess of the lesser of (x) $10,000,000 and (y) 10% of the value of the assets listed on the Borrower's most recent balance sheets delivered to the Lenders pursuant to this Agreement, for any one occurrence, shall not be required to be so prepaid on such date to the extent such insurance proceeds are used to replace or restore the properties or assets in respect of which such proceeds were paid if the Borrower delivers a certificate to the Agent on or prior to such date stating that such proceeds shall be used to replace or restore any such properties or assets within a period specified in such certificate not to exceed sixty (60) days after the date of receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended), (ii) if all or any portion of such proceeds not so applied to the repayment of the Loans are not so used within the period specified in the relevant certificate furnished pursuant to clause (i) above, such remaining portion shall be prepaid on the last day of such specified period, and (iii) subject to clause (i) above, if any insurance proceeds required to be prepaid pursuant to this Section 2.07(d) are received by the Agent prior to the last day of the applicable Interest Period, the Agent shall deposit such insurance proceeds in an account maintained by the Agent for the benefit of the Lenders until the last day of such Interest Period at which time such insurance proceeds shall be applied by the Agent to prepay the amount of the Loans outstanding at such time.

                     (e) Any prepayment made pursuant to this Section 2.07 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

              SECTION 2.08. Fees. The Borrower shall pay to the Agent the fees set forth in the Fee Letter at the times set forth in the Fee Letter. All fees required to be paid to the Lenders pursuant to this Agreement shall be paid to the Agent for the Pro Rata Share of the Lenders. All fees paid under this Agreement and the Fee Letter are non-refundable under all circumstances.

              SECTION 2.09. Eurodollar Rate Not Determinable; Illegality or Impropriety.

                     (a) In the event, and on each occasion, that on or before the day on which the Eurodollar Rate is to be determined in connection with the continuation of a Eurodollar Loan as such or a conversion of a Base Rate Loan into a Eurodollar Loan pursuant to Section 2.11 hereof, the Agent has determined in good faith that, or has been advised by the Required Lenders that,
(i) the Eurodollar Rate cannot be determined for any reason, (ii) the Eurodollar Rate will not adequately and fairly reflect the cost of maintaining Eurodollar Loans or (iii) Dollar deposits in the principal amount of the applicable Eurodollar Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Lenders' Eurodollar Loans are then being conducted, the Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the other Lenders. In the event of any such determination, any request by the Borrower for the continuation of or the conversion of a Base Rate Loan to a Eurodollar Loan pursuant to Section 2.11 shall, until, in the case of such a determination by the Required Lenders, the Agent has been advised by the Required Lenders and the Agent has so advised such Borrower that, or in the case of a determination by the Agent, the Agent has advised such Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request to automatically continue a Base Rate Loan as or convert a Eurodollar Loan to a Base Rate Loan. Each determination by the Agent and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.

                     (b) In the event that it shall be unlawful for any Lender to make, maintain or fund any Eurodollar Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Agent and the Borrower describing such illegality in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make Eurodollar Loans shall be suspended for the duration of such illegality and, if and when such illegality ceases to exist, such suspension shall cease, and such Lender shall notify the Agent and the Borrower. If any such change shall make it unlawful for any Lender to maintain any outstanding Eurodollar Loan as a Eurodollar Loan, such Lender shall, upon the happening of such event, notify the Agent and the Borrower, and the Borrower shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such Eurodollar Loan, convert each such Eurodollar Loan into a Base Rate Loan.

              SECTION 2.10. Indemnity. The Borrower hereby agrees to indemnify each Lender against any loss or expense that such Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan and including loss of anticipated profits) as a consequence of (i) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV or in any Joinder Agreement, (ii) any failure by the Borrower to borrow any Eurodollar Loan hereunder, to convert any Base Rate Loan into a Eurodollar Loan or to continue a Eurodollar Loan as such after notice of such conversion or continuation has been given pursuant to Section 2.11 hereof, (iii) any payment, optional prepayment or conversion of a Eurodollar Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not converted or continued (based on the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to convert or continue, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to convert or continue) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid, converted or continued or not converted or continued for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this
Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Borrower and shall be conclusive and binding absent manifest error.

              SECTION 2.11. Continuation and Conversion of Loans.

                     (a) Subject to Section 2.09 hereof, the Borrower shall have the right, at any time, on three (3) Business Days' prior irrevocable written or telecopy notice to the Agent, to continue any Eurodollar Loan, or any portion thereof, into a subsequent Interest Period or to convert any Base Rate Loan or portion thereof into a Eurodollar Loan, or on one (1) Business Day's prior irrevocable written or telecopy notice to the Agent, to convert any Eurodollar Loan or portion thereof into a Base Rate Loan, subject to the following:

                            (i) in the case of a continuation of a Eurodollar Loan as such or a conversion of a Base Rate Loan into a Eurodollar Loan, the aggregate principal amount of such Eurodollar Loan shall not be less than $5,000,000 and in multiples of $1,000,000 if in excess thereof;

                            (ii) in the case of a conversion from a Eurodollar Loan to a Base Rate Loan, accrued interest on the Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

                            (iii) any portion of a Loan maturing or required to be repaid in less than three months may not be converted into or continued as a Eurodollar Loan; and

                            (iv) if any conversion of a Eurodollar Loan shall be effected on a day other than the last day of an Interest Period, the Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.10 hereof.

At the expiration of the then current Interest Period, each Eurodollar Loan shall automatically continue as a Eurodollar Loan with a subsequent Interest Period, unless the Borrower shall give notice to convert such Eurodollar Loan into a Base Rate Loan.

              SECTION 2.12. Taxes. (a) All payments made by the Borrower hereunder, under the Notes or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the net income of, and branch profit taxes of, any Lender or the Agent imposed by the jurisdiction in which such Lender or the Agent is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person's principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes being hereinafter collectively referred to as "Taxes"). If the Borrower shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders pursuant to this sentence) the Lenders receive an amount equal to the sum they would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Lenders and the Agent an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Lenders or the Agent, as the case may be) showing payment. In addition, the Borrower agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as "Other Taxes").

                     (b) The Borrower will indemnify the Lenders for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by any Lender and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within thirty (30) days from the date on which such Lender makes written demand, which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim.

                     (c) Each Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia hereby agrees that:

                            (i) it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 10.08 hereof after the Effective Date, the date upon which such Lender becomes a party hereto) deliver to the Borrower and the Agent:

                                   (A)    two accurate, complete and signed
              originals of U.S. Internal Revenue Service Form W-8ECI or any appropriate successor form, or

                                   (B)    two accurate, complete and signed
              originals of U.S. Internal Revenue Service Form W-8BEN or any appropriate successor form,

       in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending office under this Agreement free from withholding of United States Federal income tax;

                            (ii) if at any time such Lender changes its lending office or offices or selects an additional lending office it shall, at the same time or reasonably promptly thereafter, deliver to the Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder:

                                   (A)    if such changed or additional lending
              office is located in the United States, two accurate, complete and signed originals of such Form W-8ECI or any appropriate successor form, or

                                   (B)    two accurate, complete and signed
              originals of such Form W-8BEN or any appropriate successor form,

       in each case indicating that such Lender is, on the date of delivery thereof, entitled to receive payments of principal, interest and fees for the account of such changed or additional lending office under this Agreement free from withholding of United States Federal income tax; and

                            (iii) it shall, promptly upon the Borrower's reasonable request to that effect, deliver to the Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

                     (d) If the Borrower fails to perform its obligations under this Section 2.12, the Borrower shall indemnify the Lenders for any taxes, interest or penalties that may become payable as a result of any such failure.

              SECTION 2.13. Mitigation Obligations. If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.05 or 2.12, as the case may be, in the future and (b) would not subject such Lender to an unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                                   ARTICLE III

                      FEES, PAYMENTS AND OTHER COMPENSATION

              SECTION 3.01. Audit and Examination Fees. The Borrower acknowledges that the Agent may, upon reasonable notice to the Borrower, conduct audits and/or field examinations of the Borrower at any time and from time to time, at Borrower's expense, during normal business hours in a manner so as to not unduly disrupt the business of the Borrower, provided that such notice shall not be required if an Event of Default has occurred and is continuing.

              SECTION 3.02. Payments; Computations and Statements. (a) The Borrower will make each payment under the Notes not later than 12:00 noon (New York City time) on the day when due, in Dollars and in immediately available funds, to the Agent at the Payment Office. All payments received by the Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without defense, set-off or counterclaim to the Agent and the Lenders. After receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Agent to, and Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

                     (b) The Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Agent) of the opening and closing balances in the Loan Account of the Borrower during such month, the amount of principal prepayment, if any, interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct and shall constitute presumptive evidence of the information contained in such statement and shall be final and conclusive absent manifest error.

              SECTION 3.03. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 3.03 may, to the fullest extent permitted by law, exercise all its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

              SECTION 3.04. Apportionment of Payments. (a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in the Fee Letter and those provided for in Section 3.01) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

                     (b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement (i) first, to pay the Obligations in respect of any fees, expense reimbursements or indemnities then due to any Agent; (ii) second, to pay the Obligations in respect of any fees and indemnities then due to the Lenders; (iii) third, ratably to pay interest due in respect of the Loans; (iv) fourth, ratably to pay or prepay principal of the Loans; and (v) fifth, to the ratable payment of all other Obligations then due and payable.

              SECTION 3.05. Increased Costs and Reduced Return.

                     (a) If any Lender shall have determined that, after the Effective Date, the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Person controlling any such Lender with any directive of or guideline from any central bank or other Governmental Authority or the introduction of or change in any accounting principles applicable to the Lender or any Person controlling any such Lender (in each case, whether or not having the force of law), shall (i) change the basis of taxation of payments to any Lender or any Person controlling any such Lender of any amounts payable hereunder (except for taxes on the overall net income of any Lender or any Person controlling any such Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by any Lender or any Person controlling any such Lender or (iii) impose on any Lender or any Person controlling any such Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses
(i), (ii) or (iii) above shall be to increase the cost to any Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by any Lender hereunder, then, upon demand by such Lender, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased costs or reductions in amount.

                     (b) If any Lender shall have determined that, after the Effective Date, any Capital Guideline or adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or any Person controlling any Lender with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling any Lender, and any Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender's or any such other controlling Person's other obligations hereunder or (ii) has or would have the effect of reducing the rate of return on any Lender's or any such other controlling Person's capital to a level below that which such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender's or such other controlling Person's other obligations hereunder (in each case, taking into consideration such Lender's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by any Lender, the Borrower shall pay to such Lender from time to time such additional amounts as will compensate such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender's or such other controlling Person's capital.

                     (c) All amounts payable under this Section 3.05 shall bear interest from the date that is ten (10) days after the date of written demand by a Lender until payment in full to such Lender at the Base Rate. A certificate of any Lender claiming compensation under this Section 3.05 specifying the event herein above described and the nature of such event shall be submitted by such Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, such Lender's reasons for invoking the provisions of this Section 3.05, and shall be final and conclusive absent manifest error.

                                   ARTICLE IV

                     CONDITIONS OF EFFECTIVENESS AND LENDING

              SECTION 4.01. Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied:

                     (a) Payment of Fees, Etc. The Borrower shall have paid on or before the date of this Agreement, all fees, costs, expenses and taxes then payable by the Borrower pursuant to Sections 2.08 and 10.05 hereof.

                     (b) Representations and Warranties; No Event of Default. The representations and warranties contained in Section 5.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or the Lenders pursuant hereto on or prior to the Effective Date shall be correct on and as of the Effective Date as though made on and as of such date (other than those, if any, which expressly speak only as of a different date); and no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement becoming effective in accordance with its terms.

                     (c) Legality. The making of the Loans shall not contravene any law, rule or regulation applicable to the Agent or the Lenders.

                     (d) Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:

                            (i) a Note payable to the order of each Lender, duly executed by the Borrower;

                            (ii) the Security Agreement, duly executed by the Borrower;

                            (iii)  the Pledge Agreement and the Control
       Agreement, each duly executed by the Borrower;

                            (iv) the GS Representation Letter, duly executed by Gilat, Spacenet and the Borrower;

                            (v) the Debt Conversion Letter, duly executed by the Borrower;

                            (vi) the Warrants required to be delivered on or prior to the Effective Date pursuant to Section 9.01, duly executed by the Borrower;

                            (vii) the Registration Rights Agreement, duly executed by the Borrower;

                            (viii) appropriate financing statements on Form UCC-1 and instruments of assignment (for collateral security) for filing in the United States Patent and Trademark Office, duly executed by the Borrower for filing in such office or offices as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the security interests purported to be created by the Security Agreements;

                            (ix) certified copies of requests for copies of information on Form UCC-11, listing all effective financing statements which name as debtor the Borrower and which are filed in the offices referred to in paragraph (viii) above, together with copies of such financing statements, none of which, except as otherwise agreed to in writing by the Agent, shall cover any of the Collateral;

                            (x) a copy of the resolutions adopted by the Board of Directors of the Borrower, certified as of the Effective Date by authorized officers thereof, authorizing (A) the borrowing hereunder and the transactions contemplated by the Loan Documents to which the Borrower is or will be a party, and (B) the execution, delivery and performance by the Borrower of each Loan Document and the execution and delivery of the other documents to be delivered by the Borrower in connection herewith and therewith, including the Warrants;

                            (xi) a certificate of an authorized officer of the Borrower, certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which the Borrower is or will be a party and the other documents to be executed and delivered by the Borrower in connection herewith, together with evidence of the incumbency of such authorized officers;

                            (xii) a certificate dated as of a recent date of the appropriate official(s) of the State of Delaware, certifying as to the subsistence in good standing of, and the payment of taxes by, the Borrower in such State and listing all charter documents of the Borrower on file with such official(s);

                            (xiii) a copy of the charter of the Borrower certified by the appropriate official(s) of the state of organization of the Borrower and as of the Effective Date by an authorized officer of the Borrower;

                            (xiv) a copy of the by-laws of the Borrower, certified as of the Effective Date by an authorized officer of the Borrower;

                            (xv) an opinion of Clifford Chance Rogers & Wells, special counsel to the Borrower, substantially in the form of Exhibit D hereto, and as to such other matters as the Agent may reasonably request, including, without limitation, the Warrants;

                            (xvi)  an opinion of (a) Spacenet's in-house
       regulatory counsel, as to such matters as the Agent may reasonably request, (b) Israeli counsel to Gilat in connection with the GS Representation Letter and (c) Spacenet's general counsel in connection with GS Representation Letter;

                            (xvii) a certificate of the chief executive officer or the chief financial officer of Borrower, certifying as to the matters set forth in subsection (b) of this Section 4.01;

                            (xviii) a copy of the Financial Statements together with a certificate of the chief executive officer or chief financial officer of the Borrower setting forth all pending or, to the best of the Borrower's knowledge, threatened litigation and other claims to the effect that the Borrower (or Spacenet) infringes upon, or conflicts with, the asserted rights of any other Person under any trademark, patent, license, or other technology material to the Business;

                            (xix)  a copy of the Borrower's Business Plan;

                            (xx)   copies of the insurance policies and
       certificates of insurance evidencing such insurance on the property of the Borrower as is required by Section 6.01(h) hereof;

                            (xxi) (A) copies of the agreements, instruments and other documents executed and delivered by the Borrower in connection with any Material Contracts or any Investor Agreement as in effect on the Effective Date, certified as true and correct copies thereof by an authorized officer of the Borrower, together with a certificate of an authorized officer of the Borrower stating that such agreements remain in full force and effect and that neither the Borrower nor any of its Affiliates has breached or defaulted in any of its respective obligations under such agreements; and (B) copies of all agreements, instruments and other documents relating to each Pending Contract, together with a statement of an authorized officer of the Borrower advising the Agent of the status of all Pending Contracts under negotiation as of the Effective Date;

                            (xxii) a certificate of the chief executive officer or chief financial officer of the Borrower, certifying that (A) Spacenet, Microsoft Holdings, the Furman Selz Entities and EchoStar own approximately 41.09%, 17.61%, 7.16% and 17.61%, respectively, of the issued and outstanding Capital Stock of the Borrower and (B) the Borrower has received cash proceeds from the issuance of such Capital Stock equal to the Initial Equity Investment; and

                            (xxiii) such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request.

                     (e) Proceedings; Receipt of Documents. All proceedings in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such special counsel may reasonably request.

                     (f) Material Adverse Effect. The Lenders shall have determined, in their sole judgment, that no event having a Material Adverse Effect shall have occurred after June 26, 2000.

                     (g) Certain Information. The Agent shall have received satisfactory information (which shall include, if requested by the Agent, discussions with key management and shareholders of the Borrower) as to the status of compliance by the Borrower with the Business Plan and with the "Milestones" as defined in the Broadband Access Agreement and such other matters as may be reasonably requested by the Agent.

              SECTION 4.02. Conditions Subsequent. As a condition subsequent to the effectiveness of this Agreement, the Borrower shall perform or cause to be performed the following (the failure by the Borrower to so perform or cause to be performed constituting an Event of Default):

                     (a) within 30 days of the Effective Date, deliver to the Agent a copy, certified by an authorized officer of the Borrower, of the amended and restated certificate of incorporation of the Borrower providing for the designation by the Borrower of (i) its Series C Convertible Preferred Stock and
(ii) its Series D Convertible Preferred Stock, the terms of which shall be in form and substance satisfactory to the Agent and its counsel, together with the written consent from each existing shareholder of the Borrower to (x) such amended and restated certificate of incorporation and (y) the registration rights granted to BLUSA pursuant to the Registration Rights Agreement;

                     (b) within 30 days of the Effective Date, deliver to the Agent certified copies of the insurance policies and certificates of insurance evidencing such insurance on the property of the Borrower as is required by
Section 6.01(h) hereof naming the Agent as additional insured and loss payee, using a long form loss payee endorsement, for all insurance maintained by the Borrower, the form and substance of such endorsement shall be reasonably satisfactory to Agent and its counsel; and

                     (c) within 30 days of the Effective Date, deliver to the Agent a certificate dated as of a recent date of the appropriate officials of the States of Virginia and Georgia, certifying as to the subsistence in good standing of, and the payment of taxes by, the Borrower in such States.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

              SECTION 5.01. Representations and Warranties. The Borrower represents and warrants as follows:

                     (a) Organization, Good Standing, Etc. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite corporate power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowing hereunder and to consummate the transactions contemplated by the Documents to which it is a party, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in the case of clause (iii) where the failure to qualify and be in good standing would not have a Material Adverse Effect.

                     (b) Authorization, Etc. The execution, delivery and performance by the Borrower of each Document to which it is a party, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the charter, by-laws or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not result in or require the creation of any Lien (other than pursuant to any such Loan Document) upon or with respect to any of its properties, and (iv) do not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

                     (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body material to the Borrower's conduct of its Business, including the Federal Communications Commission and any Federal, state and local public utilities commission, is required in connection with the Borrower's conduct of the Business (except as have been obtained and are in full force and effect) or with the due execution, delivery and performance by the Borrower of any Document to which it is or will be a party.

                     (d) Enforceability of Documents. This Agreement is, and each other Document to which the Borrower is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except to the extent the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally, the enforcement of creditors' rights and remedies and by general principles of equity.

                     (e) Inventory Locations; Places of Business; Chief Executive Office. There is no location at which the Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Part A of
Schedule 5.01(e) hereto. Part B of Schedule 5.01(e) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Inventory of the Borrower is stored. None of the receipts received by the Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns. Part C of Schedule 5.01(e) sets forth a complete and accurate list as of the date hereof of (A) each place of business of the Borrower and (B) the chief executive office of the Borrower. Part D of Schedule 5.01(e) sets forth a complete and accurate description and list as of the date hereof of the location, by state and street address, of all real property owned and leased by the Borrower and its Subsidiaries.

                     (f)    Subsidiaries. The Borrower has no Subsidiaries.

                     (g) Litigation. There is no pending or, to the best of the Borrower's knowledge, threatened material action, suit or proceeding affecting the Borrower or any of its Subsidiaries or any of the Transactions before any court or other Governmental Authority or any arbitrator.

                     (h) Financial Condition. The Borrower has furnished to the Agent and the Lenders the Financial Statements and the Business Plan and such Financial Statements and Business Plan were believed at the time furnished and are believed on the Effective Date to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower. Since June 26, 2000, there has occurred no event having a Material Adverse Effect.

                     (i) Compliance with Law, Etc. The Borrower is not in violation of its charter or by-laws, any material law or any term of any agreement or instrument binding on or otherwise affecting it or any of its properties.

                     (j) ERISA. Schedule 5.01(j) hereto sets forth each Employee Plan and Multiemployer Plan. Except as set forth on Schedule 5.01(j) hereto, (i) each Employee Plan is in substantial compliance with the applicable provisions of ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including Schedule B (Actuarial Information) thereto which shows total liabilities in excess of total assets, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct in all material respects and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Employee Plan had an accumulated or waived funding deficiency or permitted decreases or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (v) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months.

                     (k) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by the Borrower have been filed, and, except as set forth on Schedule 5.01(k) hereto, all taxes, assessments and other governmental charges imposed upon the Borrower or any property of the Borrower and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

                     (l) Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                     (m) Nature of Business. The Borrower is not engaged in any business other than the provision of satellite-based broadband and internet access services to North American consumers, small business and home office customers and internet service providers serving such customers (the "Business").

                     (n) Adverse Agreements, Etc. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority or regulatory body, which has or, to the best knowledge of the Borrower, in the future is reasonably likely to result in, a Material Adverse Effect.

                     (o) Holding Company and Investment Company Acts. The Borrower is not (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                     (p) Licenses, Etc. The Borrower has adequate rights to use all necessary agreements, licenses, certificates and authorizations from telecommunications providers or Governmental Authorities in order to own and operate its business in accordance with standards commonly observed in the telecommunications industry and all such agreements, licenses, certificates, authorizations or assignments are designated as Material Contracts under this Agreement. The assignment or other method by which Spacenet has made available to the Borrower any agreement, license, certificate or authorization in connection with the conduct by the Borrower of its Business, is and will be in compliance with all applicable law, will not conflict with, result in a breach of, constitute a default under or require any consent under any applicable law or any agreement to which the Borrower or Spacenet is a party or by which either of them is, respectively, bound.

                     (q) Intellectual Property. (i) The Borrower owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, mask work rights, trademarks, trade names, service marks, copyrights, database rights, trade secret and other proprietary information rights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used or are proposed to be used in the Business, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

                            (ii)   Except as would not be reasonably likely to
result in a Material Adverse Effect:

                                   (A)    the Borrower will not be, as a result
       of the performance of its obligations hereunder or under any of the Loan Documents or under any Material Contract, in violation of any licenses, sublicenses or other agreement to which the Borrower is or will be a party and pursuant to which the Borrower will be authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights");

                                   (B)    no claims are pending with respect to
       (x) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Borrower, to the extent relevant to its business (collectively, the "Borrower Intellectual Property Rights" and together with the Third-Party Intellectual Property Rights, the "Intellectual Property Rights"); or (y) the Third-Party Intellectual Property Rights; and

                                   (C)    to the knowledge of the Borrower,
       there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party.

                     (r) Title to Properties; Sufficiency of Assets. The Borrower has good and marketable title to all of its properties and assets, free and clear of all Liens and other types of preferential arrangements except for Permitted Liens. The assets and rights of the Borrower will have and the services and supplies to be provided to the Borrower as of the Effective Date pursuant to the Material Contracts constitute all of the assets, rights, services and supplies necessary to conduct the Borrower's Business.

                     (s) Full Disclosure. No Loan Document or schedule or exhibit thereto and no certificate, report, statement or other document or information furnished in writing by or on behalf of the Borrower to the Lenders in connection herewith or with the consummation of the transactions contemplated hereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect.

                     (t) Operating Lease Obligations. As of the date hereof, the Borrower does not have any obligations as lessee for the payment of rent for any real or personal property other than the Operating Lease Obligations set forth in Schedule 5.01(t) hereto.

                     (u) Environmental Matters. (i) The operations of the Borrower are in compliance with all Environmental Laws except where the failure to be in compliance would not have a Material Adverse

Effect; (ii) there has been no Release at any of the properties owned or operated by the Borrower or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by the Borrower or any predecessor in interest except, in each case, where the Release would not have a Material Adverse Effect; (iii) no Environmental Actions have been asserted against the Borrower or any predecessor in interest nor does the Borrower have knowledge or notice of any threatened or pending Environmental Action against the Borrower or any predecessor in interest which will have a Material Adverse Effect; and (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Borrower or any predecessor in interest which will result in a Material Adverse Effect.

                     (v) Schedules. All of the information which is required to be scheduled to this Agreement on the date hereof is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information material thereto.

                     (w) Insurance. The Borrower keeps its properties adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by them, and (iv) such other insurance as may be required by law.

                     (x) Use of Proceeds. The proceeds of the Loans shall be used for general working capital purposes in connection with the Business.

                     (y) Security Interests. The Security Documents create in favor of the Agent, for the benefit of the Lenders, a legal, valid and (upon the filing of UCC-1 financing statements described in Section 4.01(d)(viii), the recording of the Assignment For Security (Trademarks) referred to in the Security Agreements in the United States Patent and Trademark Office, and the recording of the Assignment For Security (Patents) referred to the Security Agreements in the United States Patent and Trademark Office) perfected first priority (except as permitted by Section 6.02(a) hereof) security interest in the Collateral.

                     (z) Tradenames. Schedule 5.01(z) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by the Borrower and its Subsidiaries.

                     (aa) Solvency. After giving effect to the transactions contemplated or required to occur by the terms of this Agreement, the Borrower is, individually and together with its Subsidiaries, Solvent.

                     (bb) Material Contracts and Investor Agreements. Set forth on Part A of Schedule 5.01(bb) hereto is a complete and accurate list as of the Effective Date of all Material Contracts of the Borrower and its Subsidiaries and set forth on Part B of Schedules 5.01(bb) hereto is a complete and accurate list as of the Effective Date of all Investor Agreements, in each case showing the parties thereto and amendments and modifications thereto. As of the date hereof, each such Material Contract and Investor Agreement (i) is in full force and effect and is binding upon and enforceable against the Borrower and, to the best of Borrower's knowledge, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and
(iii) there exists no default under any Material Contract or any Investor Agreement by the Borrower or, to the Borrower's knowledge, any other party thereto which default gives the non-defaulting party the right to terminate, or exercise remedies under, such Material Contract or Investor Agreement.

                     (cc) Capitalization. On the Effective Date, the authorized Capital Stock of the Borrower, and the issued and outstanding shares of such Capital Stock is set forth on Schedule 5.01(cc) hereto. Except as described on Schedule 5.01(cc) there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitment to issue or sell any shares of capital stock of the Borrower or any securities or obligations convertible into, or exchangeable for, or giving any person the right to subscribe for or acquire, any shares of Capital Stock of the Borrower and no securities or obligations evidencing such rights are outstanding. The Borrower does not own any Capital Stock in any Person. The Borrower has reserved, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to permit BLUSA to purchase shares of the Warrant Stock in accordance with the Warrants.

                                   ARTICLE VI

                            COVENANTS OF THE BORROWER

              SECTION 6.01. Affirmative Covenants. So long as any principal of or interest on the Loans (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will unless the Required Lenders shall otherwise consent in writing:

                     (a)    Reporting Requirements. Furnish to the Lenders:

                            (i) as soon as available and in any event within thirty (30) days after the end of each of the first three fiscal quarters of the Borrower, internally prepared consolidated balance sheets, consolidated statements of income and consolidated statements of retained earnings and cash flow of the Borrower and its Consolidated Subsidiaries, as at the end of such fiscal quarter; and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter and the results of operations and changes in financial position of the Borrower and its Consolidated Subsidiaries for such fiscal quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Lenders, subject to year end adjustments and the absence of footnotes;

                            (ii) as soon as available, and in any event within seventy-five (75) days after the end of each fiscal year of the Borrower, consolidated balance sheets, consolidated and statements of income and consolidated statements of retained earnings and cash flow of the Borrower and its Consolidated Subsidiaries, as at the end of such fiscal year, setting forth in comparative form the corresponding figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and with respect to the consolidated financial statements accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of an independent certified public accountants of recognized standing selected by the Borrower and reasonably satisfactory to the Agent, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 6.02(h) hereof and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

                            (iii)  [intentionally omitted]

                            (iv) simultaneously with the delivery of the financial statements required by clauses (i) and (ii) of this Section 6.01(a), a certificate of the chief financial officer of the Borrower, stating that such officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under such officer's supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of such Loan Documents at the times such compliance is required by the Loan Documents, and that such review has not disclosed, and such officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or such Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or took with respect thereto;

                            (v) (A) as soon as available and in any event within thirty (30) days after the end of each calendar quarter, a certificate of the chief executive officer or chief financial officer of the

       Borrower setting forth reconciliation of the Borrower's actual results of operations for such quarter from the projected results set forth in the corresponding period in the Business Plan (on a line-by-line basis); and
       (B) prior to the end of each fiscal year, an update to the Business Plan, prepared on a quarterly basis for the time remaining prior to the Final Maturity Date, based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

                            (vi) promptly upon their becoming available, a copy of (A) all consultants' reports, investment bankers' reports, accountants' management letters, business plans and similar documents,
       (B) all reports, financial statements or other information delivered by the Borrower to its shareholders generally, (C) all reports, proxy statements, financial statements and other information generally distributed by the Borrower to its creditors or the financial community in general, and (D) any audit or other reports submitted to the Borrower by independent accountants in connection with any annual, interim or special audit;

                            (vii) promptly after submission to any Government Authority, all documents and information furnished to such Government Authority in connection with any investigation of the Borrower other than routine inquiries by such Governmental Authority;

                            (viii) as soon as possible, and in any event within three (3) Business Days after the occurrence of an Event of Default, Default or event having a Material Adverse Effect, the written statement of the chief executive officer or the chief financial officer of the Borrower, setting forth the details of such Event of Default, Default or event and the action which the Borrower and its Subsidiaries propose to take with respect thereto;

                            (ix) (A) as soon as possible and in any event (1) within thirty (30) days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Employee Plan has occurred, (2) within ten (10) Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any Employee Plan has occurred, or (3) within ten (10) Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of the chief financial officer of the Company setting forth the details of such occurrence and the action, if any, which the Borrower or any of its ERISA Affiliates proposes to take with respect thereto, (B) promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its respective ERISA Affiliates from the Pension Benefit Guaranty Corporation, copies of the notice received by the Borrower or any of its respective ERISA Affiliates of the Pension Benefit Guaranty Corporation's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) which shows total liabilities in excess of total assets with respect to each Employee Plan, (D) promptly and in any event within ten
       (10) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the Pension Benefit Guaranty Corporation, a copy of the notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under
       Section 4241 of ERISA, and (E) promptly and in any event within ten (10) Business Days after any of the Borrower or any of its ERISA Affiliates sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Borrower or any of its ERISA Affiliates;

                            (x) promptly after the commencement thereof but in any event not later than three (3) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Borrower, written notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which would have a Material Adverse Effect;

                            (xi) (A) promptly, but in any event not later than three (3) Business Days after becoming aware of a breach or default under any Material Contract by the Borrower which would permit the counterparty thereto to terminate such Material Contract or exercise any remedies thereunder, written notice of such breach or default, and (B) promptly, but in any event not later than three (3) Business Days after receipt or delivery thereof, a copy of each material notice that the Borrower receives or sends in connection with any Material Contract; and

                            (xii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Borrower that the Agent from time to time may reasonably request.

                     (b) Guaranties, Etc. Cause each Subsidiary not existing on the Effective Date to execute and deliver to the Agent promptly, and in any event within fifteen (15) days after the formation or acquisition thereof (i) a guaranty, substantially in the form of Exhibit B hereto, guaranteeing the Obligations, and (ii) a security agreement, substantially in the form of Exhibit C hereto, securing such guaranty, together with such other agreements, opinions of counsel, instruments, approvals or other documents as the Agent may reasonably request. In addition, within fifteen (15) days after the formation or acquisition of any Subsidiary not existing on the Effective Date, the parent of such Subsidiary shall pledge all of the Capital Stock of such Subsidiary to the Agent pursuant to the terms of a pledge agreement in form and substance satisfactory to the Agent.

                     (c) Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, with all applicable material laws, rules, regulations and orders (including, without limitation, ERISA and Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims arising under such laws which if unpaid might become a Lien upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

                     (d) Preservation of Existence, Etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary, except where the failure to preserve its rights and privileges and to qualify and be in good standing would not have a Material Adverse Effect.

                     (e) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

                     (f) Inspection Rights. Permit, and cause each Subsidiary to permit, the Agent, or any agents or representatives thereof at any time and from time to time upon reasonable notice to the Borrower, during normal business hours, to examine and make copies of and abstracts from their records and books of account, to visit and inspect their properties, to conduct audits, physical counts, valuations or examinations and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof, provided that (i) the foregoing shall be in a manner so as to not unduly disrupt the business of the Borrower and (ii) such notice shall not be required if an Event of Default has occurred and is continuing.

                     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear and damage due to casualty excepted. Except where the failure to comply would not have a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

                     (h) Maintenance of Insurance. Maintain, with responsible and reputable insurance companies or associations, insurance (including, without limitation, comprehensive general liability and property and casualty insurance) with respect to its properties and business, in such amounts and covering such risks, as is required by any Governmental Authority or other regulatory body having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

                     (i) Environmental. (i) Keep any property either owned or operated by it free of any Liens arising under any Environmental Laws; (ii) comply with Environmental Laws except where the failure to comply would not have a Material Adverse Effect and provide to the Agent documentation of such compliance which the Agent reasonably request; (iii) promptly notify the Agent of any Release of a Hazardous Material in excess of any reportable quantity and take any Remedial Actions required by Governmental Authorities to abate said Release; and (iv) promptly provide the Agent with written notice within ten
(10) days of the receipt of any Environmental Action or notice that an Environmental Action will be filed against the Borrower.

                     (j) Further Assurances. Shall, and shall cause each Subsidiary to, do, execute, acknowledge and deliver, at the sole cost and expense of the Borrower all such further acts, deeds, conveyances, mortgages, assignments, estoppel certificates, financing statements, notices of assignment, transfers and assurances as the Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) subject to valid and perfected first priority Liens, all the Collateral, (iii) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer and confirm unto the Agent and the Lenders the rights now or hereafter intended to be granted to the Agent and the Lenders under this Agreement, any Loan Document or any other instrument under which the Borrower or any of its Subsidiaries may be or may hereafter become bound for carrying out the intention or facilitating the performance of the terms of the Agreement.

                     (k)    [Intentionally Omitted]

                     (l) Landlords Waivers; Warehousemen Letters. Use its best efforts to furnish to the Agent (i) within sixty (60) days of the Effective Date or (ii) prior to the first date on which the Borrower maintains Inventory on leased premises or at a warehouse not existing on the Effective Date (A) landlord waivers in form and substance reasonably satisfactory to the Agent from each of the Borrower's landlords and (B) warehouse letters in form and substance reasonably satisfactory to the Agent from the owner of each of the warehouses that may from time to time have possession of Inventory.

                     (m) Real Estate. If at any time the Borrower or any of its Subsidiaries acquires any fee interest in real property, such Person shall promptly execute, deliver and record, a first priority mortgage and/or deed of trust in favor of the Agent covering such real property interest, in form and substance reasonably satisfactory to the Agent, and provide the Agent with a title insurance policy covering such real property interest in an amount reasonably acceptable to the Agent, a current ALTA survey thereof, a surveyor's certificate, a satisfactory legal description of such property and an opinion from special counsel to such Person, each in form and substance reasonably satisfactory to the Agent and as to such matters as the Agent may reasonably request together with a report of title on forms of and issued by a title company reasonably satisfactory to the Agent ("Title Company"), subject to such exceptions as are reasonably satisfactory to the Agent, and, to the extent necessary under applicable law, Uniform Commercial Code financing statements covering fixtures, in each case appropriately completed and duly executed, for filing in the appropriate county land office and evidence that such Person shall have paid to the Title Company all expenses of the Title Company in connection with the issuance of such reports and in addition shall have paid to the Title Company an amount equal to the recording and stamp taxes (including mortgage recording taxes), if any, payable in connection with recording such mortgages in the appropriate county land offices, each in form and substance reasonably satisfactory to the Agent. In addition, each Person delivering a mortgage and/or deed of trust pursuant to this paragraph (m) shall, within 30 days after a request by the Agent, cause to be performed, at the Borrower's cost and expense, a Phase I environmental audit (and, if reasonably requested by the Agent based upon the results of such Phase I Audit, a Phase II Audit), in form and substance and by an independent firm reasonably satisfactory to the Agent.

                     (n) Change in Collateral; Collateral Records. Give the Agent not less than thirty (30) days' prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected its Liens thereon, except for in-transit Inventory. The Borrower shall also advise the Agent promptly, in reasonable detail, of any material adverse change relating to the value of or the Lien granted on the Collateral. The Borrower agrees to execute and deliver to the Agent for the benefit of the Lenders from time to time, solely for the Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral. The Borrower's failure, however, to promptly give the Agent such statements or schedules shall not effect, diminish or modify or otherwise limit the Agent's security interest in the Collateral.

                     (o) Obtaining of Licenses, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of the Business.

              SECTION 6.02. Negative Covenants. So long as any principal of or interest on the Loans (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not without the prior written consent of the Required Lenders:

                     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any right to receive income, other than the following ("Permitted Liens"):

                            (i)    Liens created pursuant to the Loan Documents;

                            (ii)   [Intentionally Omitted];

                            (iii) Liens for taxes, assessments or governmental charges or levies to the extent that the payment thereof shall not be required by Section 6.01(c) hereof;

                            (iv) Liens created by operation of law or leases (other than Liens created under Environmental Laws), such as landlords' liens, materialmen's liens, mechanics' liens and other similar Liens, arising in the ordinary course of business and securing claims the payment of which shall not be required by Section 6.01(c) hereof;

                            (v) deposits, pledges or Liens (other than Liens arising under ERISA or the Internal Revenue Code) securing (A) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or Liens are incurred or otherwise arise in the ordinary course of business and secure obligations which are not past due;

                            (vi) easements, rights-of-way, zoning and similar restrictions and other similar charges and encumbrances on the use of real property and minor irregularities in the title thereto which do not
       (A) secure obligations for the payment of money, or (B) materially impair the value of such property or materially impair the use thereof by the Borrower or any of its Subsidiaries in the normal conduct of such Person's business;

                            (vii) purchase money liens on or purchase money security interests in equipment acquired or held in the ordinary course of business of the Borrower and its Subsidiaries securing Indebtedness incurred at the time of, or within 20 days after, the acquisition of such equipment, provided that the aggregate principal amount of such Indebtedness in any fiscal year of the Borrower shall not exceed $5,000,000;

                            (viii) Liens securing Capitalized Leases permitted by Section 6.02(g);

                            (ix) Liens securing Transponder Indebtedness permitted by Section 6.02(b)(ii), provided that such Liens shall be limited to the Transponder Collateral; and

                            (x)    Liens securing Other Senior Indebtedness.

                     (b) Indebtedness. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, other than:

                            (i) Indebtedness created hereunder or under the Note;

                            (ii) Transponder Indebtedness, provided that the aggregate principal amount of such Indebtedness shall not at any time exceed $108,000,000;

                            (iii) Indebtedness permitted by subsection (c) of this Section 6.02;

                            (iv) Indebtedness secured by Liens permitted by clause (vii) of subsection (a) of this Section 6.02;

                            (v)    Indebtedness under Capitalized Leases
       permitted by Section 6.02(g); and

                            (vi) Other Senior Indebtedness, provided that (A) the aggregate principal amount of such Other Senior Indebtedness shall not at any time exceed the difference between (x) $150,000,000, and (y) the sum of (1) $90 million and (2) the initial amount of each Commitment Increase and (B) promptly after such Other Senior Indebtedness is incurred, the Borrower provides the Agent with a complete set of documents entered into with the lender in connection with such Other Senior Indebtedness.

                     (c) Guaranties, Etc. Assume, guarantee, indorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), in connection with any Indebtedness of any other Person, other than:

                            (i) guaranties in favor of the Agent and the Lenders under the Loan Documents;

                            (ii) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                            (iii) guaranties existing on the date hereof, as set forth in Schedule 6.02(c)(iii) hereto, but not any renewal or other modification thereof provided that, if the Indebtedness guaranteed by such guaranty is renewed, modified or extended pursuant to the terms of this Agreement, such guaranty may be renewed or modified on terms no less favorable to the Borrower or the Guarantors than the guaranty being renewed or modified; and

                            (iv) guaranties of Indebtedness of the Borrower's customers, provided that the aggregate amount of the Indebtedness guaranteed by such guaranties shall not exceed $5,000,000 at any time.

                     (d)    Merger, Consolidation, Sale of Assets, Etc.

                            (i) Merge or consolidate with any Person, or permit any of its Subsidiaries to merge or consolidate with, any Person; provided, however, that the Borrower or any Subsidiary thereof may be merged with or into another Person, or may consolidate with another Person, so long as (A) the Borrower or such Subsidiary gives the Agent at least 30 days' prior written notice of such merger or consolidation, (B) the Borrower or such Subsidiary shall be the surviving entity in such merger or consolidation, and (C) no Default or Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such merger or consolidation.

                            (ii) Sell, assign, lease or otherwise transfer or dispose of, or permit any of its Subsidiaries to sell, assign, lease or otherwise transfer or dispose of, whether in one transaction or in a series of related transactions, any of its properties, rights or other assets whether now owned or hereafter acquired to any Person, provided that (A) the Borrower and its Subsidiaries may sell Inventory in the ordinary course of business, (B) the Borrower and its Subsidiaries may dispose of obsolete or worn-out property in the ordinary course of business, (C) the Borrower and its Subsidiaries may sell or otherwise dispose of assets, other than Inventory, for fair market value, provided that the aggregate Net Proceeds of such dispositions do not exceed, in any calendar year, the lesser of (x) $25,000,000 and (y) 10% of the value of the assets listed on the Borrower's most recent balance sheets delivered to the Lenders pursuant to this Agreement, and (D) the Borrower and its Subsidiaries may enter into licensing agreements as a licensor.

                     (e) Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any business other than the Business.

                     (f) Investments, Etc. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase, hold or otherwise acquire, or permit any of its Subsidiaries to purchase, hold or otherwise acquire, any Capital Stock, other securities, properties, assets or obligations of, or any interest in, any Person, other than:

                            (i)    Permitted Investments;

                            (ii) purchases of inventory and supplies by the Borrower in the ordinary course of business; and

                            (iii) acquisitions by the Borrower or any of its Subsidiaries of Capital Stock or assets provided that each of the following conditions has been satisfied and the chief executive officer of the Borrower shall provide the Lenders with a certificate stating that each of the following conditions has been satisfied together with any additional information that the Agent may reasonably request (A) both immediately before and immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing, (B) with respect to the entity or assets acquired in such acquisition, a material portion of (x) the operations of such entity shall be in the Business or (y) such assets shall be used in the Business, (C) not more than $25,000,000 of the proceeds from Other Senior Indebtedness may be used to finance acquisitions of such Capital Stock or assets otherwise permitted under this clause (iii) (it being understood that the Borrower may, subject to Section 2.07(c) hereof, use proceeds directly attributable to the sale of its Capital Stock to finance such acquisitions); and (D) in the case of the acquisition of Capital Stock, the new Subsidiary shall comply with the provisions of Section 7.01(b) hereof and, in the case of the acquisition of Capital Stock or assets, the Borrower shall, and shall cause its Subsidiaries to, take all action requested by the Agent to grant to the Agent for the benefit of the Lenders a perfected first priority Lien on all Capital Stock and assets acquired.

                     (g) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) obligations under Capitalized Leases (other than the existing Capitalized Leases set forth on Schedule 6.02(g) hereto) which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by the Borrower in any fiscal year to exceed the amounts set forth in subsection (h) of this Section 6.02, (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by the Borrower in any Fiscal Year to exceed $10,000,000, and (C) payment obligations in connection with Transponder Indebtedness.

                     (h) Capital Expenditures. Make or be committed to make, or permit any of its Subsidiaries to make or be committed to make, any expenditure (by purchase or Capitalized Lease) for fixed or capital assets other than expenditures (including obligations under Capitalized Leases) which would not cause the sum of (i) the aggregate amount of all such expenditures and (ii) the aggregate amount of all outstanding Indebtedness permitted by
Section 6.02(b)(iv) to exceed $10,000,000 in any fiscal year.

                     (i) Dividends, Prepayments, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders as such, or make any other payment or distribution of assets to its stockholders as such, or purchase or otherwise acquire for value any stock of the Borrower, or make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, defease or otherwise retire, any Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) before its scheduled due date, or permit any of its Subsidiaries to do any of the foregoing.

                     (j) Investor Agreements; Material Contracts. Enter into or otherwise consent to the amendment, modification or supplement of any Investor Agreement or any Material Contract if (i) the effect thereof would (A) have an adverse impact on the Warrants or the Registration Rights Agreement, or
(B) impair the Borrower's ability to conduct any aspect of its business or perform or satisfy any representation, warranty or covenant contained in this Agreement or any other Loan Document, or (ii) the amendment, modification or supplement is material and adversely affects the financial condition of the Borrower, the ability of the Borrower to perform its Obligations under this Agreement or any of the other Loan Documents or the value of, or the Agent's ability to realize upon, the Collateral.

                     (k) Compromise of Receivable; Other Obligations. Compromise or adjust any of the Accounts Receivable (or extend the time for payment thereof) or grant any discounts, allowance or credits thereon or permit any of its Subsidiaries to do so, in each case other than in the absence of a continuing Event of Default, in the ordinary course of business.

                     (l) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

                     (m) Transactions with Affiliates. Except for the agreements and arrangements described in Schedule 6.02(m) hereto and any renewals, extensions, or modifications thereof which are permitted by Section 6.02(j), enter into or be a party to, or permit any Subsidiary to enter into or be a party to any transaction with any Affiliate of the Borrower except as otherwise expressly permitted in this Agreement or except in the ordinary course of business on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

                     (n) Environmental. The Borrower shall not allow the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by the Borrower except in compliance with Environmental Laws so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

              SECTION 7.01. Events of Default. If any of the following Events of Default shall occur and be continuing:

                     (a) The Borrower shall fail to pay (i) any principal of any Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) interest on any Loan, any fee or other amount payable under the Loan Documents within three (3) Business Days after the due date thereof;

                     (b) Any representation or warranty made by the Borrower or any officer of the Borrower under or in connection with any Loan Document shall have been incorrect in any material respect when made;

                     (c) The Borrower shall fail to perform or observe any covenant contained in paragraphs (b), (c) (d), (f), (h), (n), (o), (p) or (q) of Section 6.01, Section 6.02, or paragraphs (b), (d), (e), (f), (g), (h) or
(i) of Section 5 of the Security Agreement;

                     (d) The Borrower shall default in the performance or observance of (i) the covenants contained in Section 6.01(a) of this Agreement (other than subparagraphs (v), (viii), (x) and (xi) thereof) and such default shall continue unremedied for a period of ten (10) days, (ii) the covenants contained in subparagraphs (v), (viii), (x) and (xi) of Section 6.01(a) of this Agreement and such default shall continue unremedied for a period of three (3) days, or (iii) any other covenant contained in Section 6.01 of this Agreement (to the extent not otherwise provided for in paragraphs (a), (b) or (c) of this Section 7.01) and such default shall continue unremedied for a period of fifteen (15) days;

                     (e) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document to be performed or observed by the Borrower and such failure, if capable of being remedied, shall remain unremedied for twenty (20) days;

                     (f) The Borrower shall fail to pay any principal or interest on any of its Indebtedness (excluding Indebtedness evidenced by the Notes) in excess of $2,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                     (g) The Borrower, Gilat or Spacenet (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (g);

                     (h) Any proceeding shall be instituted against the Borrower, Gilat or Spacenet seeking to adjudicate such Person a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

                     (i) Any material provision of any Loan Document shall at any time for any reason be declared by a court of competent jurisdiction to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or a proceeding shall be commenced by the Borrower or any Governmental Authority or other regulatory body having jurisdiction over the Borrower, seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny in writing that the Borrower has any liability or obligation purported to be created under any Loan Document;

                     (j) The Security Agreement, the Pledge Agreement, any mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason not as a result of any act or omission of the Agent fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in any Collateral purported to be covered thereby;

                     (k) One or more judgments or orders (other than a judgment or award described in subsections (g) or (h) of this Section 7.01) for the payment of money exceeding any applicable insurance or bond coverage by more than $2,000,000 in the aggregate for the Borrower shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                     (l) A breach, default, event of default or termination shall occur under any Material Contract after giving effect to applicable grace periods, if any, contained in any such Material Contract;

                     (m) An event or development occurs which has a Material Adverse Effect;

                     (n)    A Change of Control shall have occurred; or

                     (o) There shall be a default or event of default under any agreement or instrument evidencing or related to any Other Senior Indebtedness or Transponder Indebtedness, and such default or event of default shall not be waived or shall continue unremedied for a period of fourteen (14) days;

then, and in any such event, the Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower, (i) declare the Total Commitment to be reduced to zero, whereupon the Total Commitment shall forthwith be reduced to zero and the Borrower shall have no right to draw proceeds from the Loan Proceeds Account, (ii) declare all Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default described in subsections (g) or (h) of this Section 7.01, the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower, and (iii) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents.

                                  ARTICLE VIII

                                    THE AGENT

              SECTION 8.01. Authorization and Action. Each Lender (and each subsequent holder of any Note by its acceptance thereof) hereby irrevocably appoints and authorizes BLUSA, in its capacity as the Agent, to perform the duties of Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and, subject to the provisions of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received, (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent's inadvertent failure to distribute any such notice or agreements to the Lenders, and (iii) subject to Section 10.03 of this Agreement, to take such action as the Agent deem appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations), together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law.

              SECTION 8.02. Borrower's Default. In the event that (i) the Borrower fails to pay when due the principal of or interest on any Note or any other amount payable hereunder, or (ii) the Agent receives written notice of the occurrence of an Event of Default, the Agent shall promptly give written notice thereof to the Lenders, and shall take such action with respect to such Event of Default as it shall be directed to take by the Required Lenders; provided, however, that, unless and until the Agent shall have received such directions and except as otherwise expressly provided in this Agreement, the Agent may take such action or refrain from taking such action hereunder or under the other Loan Documents with respect to an Event of Default or Default, as it shall deem advisable in the best interest of the Lenders.

              SECTION 8.03. Agent's Reliance, Etc. The Agent or any of its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Note as the holder thereof until the Agent receive written notice of the assignment or transfer thereof, pursuant to Section 10.08 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral; and (vii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

              SECTION 8.04. BLUSA. With respect to the Loans made by it, BLUSA and each of its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "any Lenders" shall, unless otherwise expressly indicated, include BLUSA in its individual capacity. BLUSA and each of its Affiliates may accept deposits from, lend money to, act as trustee or paying agent under indentures of, and generally engage in any kind of business with, the Borrower, any of its Affiliates, or any Person who may do business with or own securities of the Borrower or any of its Affiliates, all as if BLUSA were not Agent and without any duty to account therefor to any Lenders.

              SECTION 8.05. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

              SECTION 8.06. Indemnification. Each Lender agrees to indemnify and hold harmless the Agent (to the extent not reimbursed by the Borrower), ratably according to the Pro Rata Shares of each Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements for which there has been a final judicial determination that such resulted from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees, disbursements and other charges) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent are not reimbursed in full for such expenses by the Borrower. The obligations of each Lender under this
Section 8.06 shall survive the termination of this Agreement and the other Loan Documents and the payment of all other obligations of the Agent and the Lenders under this Agreement and the other Loan Documents.

              SECTION 8.07. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, reasonably acceptable to the Borrower, with such rights and obligations hereunder as those previously held by the retiring Agent, provided, the successor Agent may be appointed by the Required Lenders without any consultation with or consent of the Borrower if an Event of Default or Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Lenders, been accepted by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as an Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

              SECTION 8.08. Collateral Matters.

                     (a) The Agent shall have no obligation whatsoever to any Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section
8.08 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender other than for acts or omissions constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                     (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon payment and satisfaction of all Loans (whether or not due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 6.02(d)(ii) hereof (and the Agent may rely conclusively on any such certificate, without further inquiry); or constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (except as otherwise provided in Section 10.03 of this Agreement) if approved, authorized or ratified in writing by the Required Lenders. Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Required Lenders, upon request by the Agent at any time, the Lenders shall confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 8.08(b).

                                   ARTICLE IX

                      ISSUANCE OF EQUITY INTERESTS TO BLUSA

              SECTION 9.01. Authorization and Issuance of Warrants. On the Effective Date, the Borrower shall issue to BLUSA one or more warrant certificates covering the purchase of shares of the Series C Convertible Preferred Stock of the Borrower substantially in the form of Exhibit F hereto (such certificates, together with the rights to purchase Series C Convertible Preferred Stock provided thereby and all warrant certificates covering such stock issued upon transfer, division or combination of, or in substitution for, any thereof, being herein called the "Warrants") in an amount equal to 1.35% of the issued and outstanding shares of Common Stock as of such date on a fully diluted basis, provided that if the Borrower completes an initial Public Offering of its Common Stock on or prior to June 26, 2002, the percentage shall be reduced to 1.2%, all subject to adjustment in accordance with the terms of the Warrants. The exercise price thereof shall be an amount equal to $350,000,000 divided by the total number of outstanding shares of Capital Stock of the Borrower on a fully diluted basis as of each exercise date. It is understood and agreed that the Warrants contain provisions affecting the number of shares of Series C Convertible Preferred Stock that may be acquired by the holder of such Warrant or issued by the Borrower, which provisions are set forth in the Warrants.

              SECTION 9.02. Securities Act Matters. BLUSA represents and warrants to the Borrower that:

                     (a) BLUSA is acquiring the Warrants hereunder for its own account, without a view to the distribution thereof, all without prejudice, however, to the right of BLUSA at any time, in accordance with this Agreement, lawfully to sell or otherwise to dispose of all or any part of the Warrants or Warrant Stock held by it.

                     (b) BLUSA is an "accredited investor" within the meaning of Regulation D under the Securities Act.

              The Borrower represents and warrants to BLUSA that:

                     (a) Assuming the truth and accuracy of BLUSA's representations and warranties contained in the immediately preceding paragraphs, the issuance of the Warrants to BLUSA hereunder and the issuance of shares of Series C Convertible Preferred Stock to BLUSA pursuant to the Warrants are exempt from the registration and prospectus delivery requirements of the Securities Act.

                     (b) All stock and securities of the Borrower heretofore issued and sold by the Borrower were, and all securities of the Borrower issued and sold by the Borrower on and after the date hereof are or will be issued and sold in accordance with, or are or will be exempt from, the registration and prospectus delivery requirements of the Securities Act.

                     (c) The Borrower agrees that neither it nor any Person acting on its behalf has offered or will offer the Warrants or Warrant Stock or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Warrants or Warrant Stock hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

              SECTION 9.03 Certain Taxes. The Borrower shall pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Warrants or Warrant Stock hereunder or in connection with any modification of this Agreement or the Warrants and shall hold the Lenders and BLUSA harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Borrower under this Section 9.03 shall survive any redemption, repurchase or acquisition of Warrants or Warrant Stock by the Borrower, any termination of this Agreement, and any cancellation or termination of the Warrants.

              SECTION 9.04 Cancellation and Issuance. If BLUSA assigns or otherwise transfers all or any of its Loans (including by selling participations therein) to any Person, BLUSA may request (upon 10 days' prior notice to the Borrower) that (a) a number of Warrants held by BLUSA be canceled on the date of such assignment and transfer and (b) a like number of Warrants be issued by the Borrower to the Person to whom such Loans are being assigned or otherwise transferred. Upon the date specified in such request:

                            (i) The Borrower shall issue, and BLUSA shall surrender (or cause to be surrendered) for cancellation, such number of Warrants as aforesaid, provided that such issuance shall not violate the Securities Act or any applicable state securities laws;

                            (ii) The Borrower will deliver to each Person that receives a certificate for Warrants a favorable legal opinion from counsel to the Borrower acceptable to such Person, covering the matters set forth in the opinion of counsel to the Borrower and its Subsidiaries attached as Exhibit D hereto (to the extent relating to the Warrants), provided that the Borrower shall only be required to pay fees and expenses of its counsel in connection with the delivery by such counsel of no more than five legal opinions in accordance with this Section 9.04(ii);

                            (iii) each Person that receives Warrants will deliver a certificate to the Borrower affirming the representations and warranties contained in Section 9.02(a) hereof as of such date; and

                            (iv) The Borrower will deliver a certificate to each Person that receives Warrants affirming the representations and warranties contained in Section 9.02(b) hereof as of such date.

                                    ARTICLE X

                                  MISCELLANEOUS

              SECTION 10.01. [Intentionally Omitted].

              SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied, or delivered, if to any Lender, at its address specified under its signature on the signature pages hereof; if to the Borrower, at the following address:

                     Gilat-To-Home Inc.
                     1760 Old Meadow Road
                     McLean, Virginia  22102
                     Attention: Zur Feldman

                     Telephone:  (703) 245-1700
                     Telecopier: (703) 848-1010

with a copy to each of the following:

                     Kleinhendler & Halevy
                     30 Kalisher Street
                     Tel Aviv 65257 Israel
                     Attention: Gene Kleinhendler, Esq.

                     Telephone:  972-3-5107575G
                     Telecopier: 972-3-5107528

                     Clifford & Chance Rogers & WellsG
                     200 Park Avenue
                     New York, New York 10166
                     Attention: Eli S. Weber, Esq.

                     Telephone:  (212) 878-8000
                     Telecopier: (212) 878-8375

if to the Agent, to it at the following address:

                     Bank Leumi USA
                     International Lending Department
                     564 Fifth Avenue, 5th Floor
                     New York, New York 10036-4803
                     Attention: Micheala Klein

                     Telephone:  (212) 626-1051
                     Telecopier: (212) 626-1073

in each case with a copy to:

                     Schulte Roth & Zabel LLP
                     900 Third Avenue
                     New York, New York  10022
                     Attention: Frederic L. Ragucci, Esq.

                     Telephone:  (212) 756-2000
                     Telecopier: (212) 593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.02. All such notices and other communications shall be effective (i) if mailed (by certified mail, postage prepaid and return receipt requested), upon receipt or three Business Days after mailing whichever occurs first, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day,
(iii) if sent by overnight courier, upon receipt or two Business Days after delivered to such overnight courier, whichever occurs first, or (iv) if delivered, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day, except that notices to the Agent pursuant to Article II hereof shall not be effective until received by the Agent.

              SECTION 10.03. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or amend the definition of "Required Lenders", release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) or any Guarantor, amend, modify or waive Section 10.01 or this Section 10.03 of this Agreement without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or the other Loan Documents.

              SECTION 10.04. No Waiver; Remedies, Etc. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lenders and the Agent provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders and the Agent under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders and the Agent to exercise any of their rights under any other Loan Document against such party or against any other Person.

              SECTION 10.05. Expenses; Taxes; Attorneys' Fees. The Borrower agrees to pay or cause to be paid, on demand, and to save the Agent (and, in the case of clauses (a) and (d) through (m) below, the Lenders) harmless against liability for the payment of, all reasonable out-of-pocket expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees and expenses of counsel for the Agent (and, in the case of clauses (a) and (d) through (m) below, the Lenders), accounting, due diligence, filing fees, periodic audits, investigation, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by the Agent (and, in the case of clauses (a) and (d) through (m) below, the Lenders) from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any amendments, waivers or consents to this Agreement or the other Loan Documents requested or signed by the Borrower whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agent's and the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or the Lenders by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against the Borrower, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or the Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien on any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Borrower amounts owed hereunder or under any other Loan Document, (j) the receipt of any advice with respect to any of the foregoing, (k) all liabilities and costs arising from or in connection with the past, present or future operations of the Borrower involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (l) any costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Borrower, or (m) any liabilities or costs incurred in connection with any Lien arising under any Environmental Law. The Lenders acknowledge that any legal fees and expenses incurred by the Lenders in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents that are payable by the Borrower under this Section 10.05 shall be reduced by $100,000 in accordance with the terms of the Fee Letter. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees (including, without limitation, mortgage recording taxes) and similar impositions now or hereafter determined by the Agent or any of the Lenders to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

              SECTION 10.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender may, and is hereby authorized to, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Such set-off shall be subject to the provisions of Section 3.03. Such Lender agrees to notify the Borrower promptly after any such set-off and application made by such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent under this Section 10.06 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

              SECTION 10.07. Severability. Any provision of this Agreement, or of any other Loan Document to which the Borrower is a party, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

              SECTION 10.08. Assignments and Participations.

                     (a) Each Lender may, with the written consent of the Agent and, if a Default or Event of Default does not exist, the Borrower (provided that no written consent of the Agent and (if applicable) the Borrower shall be required in connection with any assignment by a Lender to any Affiliate thereof), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans made by it, and the Notes held by it); provided, however, that (i) such assignment is in an amount which is at least $10,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment), (ii) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any Note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $3,500. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any such assignment shall not adversely affect the Borrower's rights under this Agreement except that the assigning Lender shall not be responsible for the obligations assigned.

                     (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto that: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement of any other instrument or document furnished pursuant hereto, and (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the value, perfection or priority of the Collateral or the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto.

                     (c) The Agent shall maintain at its address referred to in Section 10.02 hereof a copy of each Assignment and Acceptance delivered to and accepted by it. Such copies shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee Lender, together with the Notes subject to such assignment and the processing and recordation fee, if the Agent consents, which consent will not be unreasonably withheld, to the proposed Assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) give prompt notice thereof to the Borrower and
(iii) prepare and distribute to each Lender and the Borrower a revised Schedule 1.01A hereto after giving effect to such assignment, which revised Schedule 1.01A shall replace the prior Schedule 1.01A and become part of this Agreement. Within three Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such assignee Lender in an aggregate principal amount equal to the Loans assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Loans hereunder, a new Note to the order of the assigning Lender in an aggregate principal amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the date of the Agent's acceptance of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                     (e) Any Lender may at any time, with the written consent of the Agent, sell to an Affiliate of such Lender (a "Participant") participating interests in the Obligations owing to such Lender, such Lender's Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents. All amounts payable by Borrower hereunder shall be determined as if such Originating Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The provisions of this Section 10.08(e) are solely for the benefit of Lenders, and the Loan Parties shall not have any rights as a third party beneficiary of any of such provisions.

                     (f) Nothing contained in this Section 10.08 shall prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

              SECTION 10.09. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

              SECTION 10.10 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

              SECTION 10.11. Governing Law; Submissions to Jurisdiction. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York without regard to conflicts of law principles. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts and in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices contained in Section 10.02, such service to become effective ten (10) days after such mailing. The Borrower hereby irrevocably appoints the Secretary of State of the State of New York as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent to service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction. The Borrower hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

              SECTION 10.12. WAIVER OF JURY TRIAL, ETC. THE BORROWER, THE LENDERS AND THE AGENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

              SECTION 10.13. Consent by the Agent, Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of the Agent or the Lenders shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower is a party and to which the Agent or the Lenders has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Agent or any Lender, as the case may be, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

              SECTION 10.14. No Party Deemed Drafter. The Borrower, the Lenders and the Agent agree that no party hereto shall be deemed to be the drafter of this Agreement, and each of the Borrower, the Lenders and the Agent further agree that, in the event this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party hereto as the drafter of this Agreement.

              SECTION 10.15. Reinstatement; Certain Payments. If claim is ever made upon the Agent or the Lenders for repayment or recovery of any amount or amounts received by the Agent or the Lenders in payment or on account of any of the Obligations under this Agreement, the Agent or the Lenders shall give prompt notice of such claim to each other Lender and the Borrower, and if the Agent or the Lenders repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or the Lenders or any of their property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or the Lenders with any such claimant, then and in such event the Borrower agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon the Borrower notwithstanding the cancellation of any Note or other instrument evidencing the Obligations under this Agreement or the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent and the Lenders hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or the Lenders.

              SECTION 10.16. Indemnification. In addition to all of the Borrower's other Obligations under this Agreement, the Borrower agrees to defend, protect, indemnify and hold harmless the Agent, each Lender, and all of the respective officers, directors, employees, attorneys, consultants and agents of the Agent and each Lender (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement,
(ii) the Lender's furnishing of funds to the Borrower, including, without limitation, the management of any such Loans, (iii) any matter relating to financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement, or
(iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall have no obligation to any Indemnitee hereunder for any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.16 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

              SECTION 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and the Lenders and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived by the Agent, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of all the Lenders, and the assignment by any Lender shall be governed by Section 10.08 hereof.

              SECTION 10.18. Confidentiality. Upon delivering to any Lender or Agent or permitting any Lender or Agent to inspect, any written information pursuant to this Agreement or the other Loan Documents, each Lender and or Agent shall treat such information as confidential to the extent such information is conspicuously marked confidential. Each Lender and Agent agrees to hold such information in confidence from the date of disclosure thereof. Subject to the other provisions of this Section 10.18, any Lender or Agent may disclose confidential information to its officers, directors, employees, attorneys, accountants or other professionals engaged by any Lender or Agent only after determining that such third party has been instructed to hold such information in confidence to the same extent as if it were a Lender. Notwithstanding the foregoing, the provisions of this Section 10.18 shall not apply to information within any one of the following categories or any combination thereof: (i) information the substance of which, at the time of disclosure by any Lender or Agent, has been disclosed to or is known to any creditor (other than information as to which such creditor is then under an obligation of nondisclosure), or any other Person other than (A) a director, officer, employee or agent of the Borrower or a professional engaged by the Borrower or (B) a Person who is then under an obligation of nondisclosure (otherwise than as a consequence of a wrongful act of any Lender or Agent), (ii) information which any Lender or Agent had in its possession prior to receipt thereof from the disclosing party, or
(iii) information received by any Lender or Agent from a third party having no obligations of nondisclosure with respect thereto. Nothing contained in this
Section 10.18 shall prevent any disclosure: (i) believed in good faith by any Lender or Agent to be required by any law or guideline or interpretation or application thereof by any Governmental Authority, arbitrator or grand jury charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority, arbitrator or grand jury (whether or not having the force of law), (ii) determined by counsel for any Lender or Agent to be necessary or advisable in connection with enforcement or preservation of rights under or in connection with this Agreement or any other Loan Document or (iii) of any information which has been made public by a Person other than any Lender or Agent. Any Lender or Agent shall have the right to disclose any confidential information described in this Section 10.18 to an assignee or prospective assignee or to a participant or prospective participant in the Obligations hereunder, provided that the assigning or selling Lender or Agent shall have obtained from such assignee or prospective assignee or participant or prospective participant an agreement to hold such information in confidence to the same extent as if it were a Lender.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 GILAT-TO-HOME, INC.

                                 By: /s/ Zur Feldman
                                     ----------------------------------------

                                 Title:  CEO & President
                                        -------------------------------------



                                 AGENT AND LENDERS

                                 BANK LEUMI USA, as Agent and Lender

                                 By: /s/ Michaela Klein     /s/ Steven Laufer
                                     ----------------------------------------

                                 Title: SVP                 AVP
                                        -------------------------------------

                      SCHEDULES FOR THE FINANCING AGREEMENT

                                 Schedule 1.01A

Lenders and Lenders' Commitments


    Lender                  Commitment                 Percentage
    ------                  ----------                 ----------
Bank Leumi USA               $90,000,000                  100%

                                SCHEDULE 5.01(e)

                               Inventory Locations


                                                                                            Owned By
                                                                                            [Fee]
Company              Mailing Address                        County           State          [Leasehold]
-------              ---------------                        ------           -----          -----------
                                                               `

Gilat-to-Home        1760 Old Meadow Road,                  Fairfax          Virginia       Leasehold:
                     McLean, VA 22102                                                       Use of certain office space
                                                                                            leased by affiliate Spacenet Inc.
                                                                                            from WestGroup

Gilat-to-Home        840 Franklin Court,                    Cobb             Georgia        Leasehold:
                     Marietta, Georgia 30067                                                Use of certain office space
                                                                                            leased by affiliate Spacenet Inc.
                                                                                            from Weeks Realty, L.P.

Gilat-to-Home        10553 Battleview Parkway,              Prince William   Virginia       Spacenet Inc. leases this
                     Manassas, Virginia 20109                                               facility from Battlefield
                                                                                            Building Five Limited Partnership

                                SCHEDULE 5.01(j)

                                      ERISA

I.     Benefit Plans

       See attached Schedule A Form 5500:

       1.     MetLife Benefit Plan

       2.     Cigna Benefit Plan

       3. UNUM Benefit Plan - No Form 5500 has been filed with respect to the Great West 401(K) Plan because such plan was established in January 2000 and as such the form 5500 is not due as of yet.

II. Stock Option Plan: There is no Stock Option Plan currently in place and no finalized plan has been approved by the board of directors, although a general design for such a plan has been prepared.

                                SCHEDULE 5.01(k)

                                   Taxes, Etc.


None filed yet.

                                SCHEDULE 5.01(s)

                           Operating Lease Obligations


                                                                                              Owned By
                                                                                              [Fee]
Company              Mailing Address                           County           State         [Leasehold]
-------              ---------------                           ------           -----         -----------

Gilat-to-Home        1760 Old Meadow Road,                     Fairfax          Virginia      Leasehold:
                     McLean, VA 22102                                                         Current use of certain office
                                                                                              space leased by affiliate
                                                                                              Spacenet Inc. from WestGroup

Gilat-to-Home        840 Franklin Court,                       Cobb             Georgia       Leasehold:
                     Marietta, Georgia 30067                                                  Use of certain office space
                                                                                              leased by affiliate Spacenet Inc.
                                                                                              from Weeks Realty, L.P.

Gilat-to-Home        10553 Battleview Parkway,                Prince William    Virginia      Spacenet Inc. leases this
                     Manassas, Virginia 20109                                                 facility from Battlefield
                                                                                              Building Five Limited Partnership

                                SCHEDULE 5.01(y)

                                   Tradenames


None currently owned by Gilat-To-Home, Inc.

                                SCHEDULE 5.01(bb)

                               Material Contracts


I.     Microsoft Operative Documents (each dated February 15, 2000)

       A. Broadband Access Services Supply Agreement by and between The Microsoft Network L.L.C. ('MSN") and Gilat-to-Home Inc. ("GTH");

       B. Telecommunications Services Agreement by and between Spacenet Inc. ("Spacenet") and GTH;

       C.     Additional Revenue Services Agreement by and between MSN and GTH;

       D. Agreement Relating to Gilat Supply Agreements by and among MSN, GTH, Microsoft G Holdings, Inc. ("Microsoft"), Spacenet and Gilat;

       E. Investment Agreement (the "Microsoft Investment Agreement") by and among Spacenet, GTH, Microsoft and Microsoft Corporation ("Microsoft Parent");

       F. Stockholders' Agreement by and among GTH, Spacenet, Microsoft and Gilat; and

       G.     Registration Rights Agreement by and among GTH, Spacenet and
              Microsoft.

II.    EchoStar/ING Operative Documents

       A.     Dated March 30, 2000

              1. Investment Agreement (the "EchoStar/ING Investment Agreement") by and among GTH, Spacenet, EchoStar Communications Corporation ("EchoStar"), Furman Selz Investors II L.P. ("FS LP"), FS Employee Investors LLC ("FS LLC") and FS Parallel Fund I.P. ("FS Parallel LP", and with FS LP and FS LLC, collectively, "ING"), and

              2. Effectiveness Agreement by and among Microsoft, GTH, Spacenet, EchoStar and ING.

       B.     Dated the Closing Date (scheduled to be April 11, 2000):

              1. Amended and Restated Stockholders' Agreement by and among GTH, Spacenet, Microsoft, Gilat, EchoStar and ING;

              2. Amendment and Joinder to Registration Rights Agreement by and among GTH, Spacenet, Microsoft, EchoStar and ING; and

              3. Letter Amendment to Microsoft Investment Agreement by and among Microsoft GTH and Spacenet.

                                SCHEDULE 5.01(cc)

                                 Capitalization

------------------------------------------------------------------------------------------------------------------------------------
                                          CAPITALIZATION OF GILAT-TO-HOME, INC.
                                          -------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                NUMBER OF              NUMBER OF              NUMBER OF           NUMBER OF
                         NUMBER OF              SHARES OF SERIES       SHARES OF SERIES       SHARES OF SERIES    SHARES OF SERIES
STOCKHOLDERS             SHARES OF              A CONVERTIBLE          A-1 CONVERTIBLE        A-2 CONVERTIBLE     B CONVERTIBLE
NAME                     COMMON STOCK           PREFERRED STOCK        PREFERRED S TOCK       PREFERRED STOCK     PREFERRED STOCK
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Spacenet Inc.**               9,999,999                      0                      0                     0          140,111,199

------------------------------------------------------------------------------------------------------------------------------------
Microsoft G-Holdings          6,450,022             49,228,259                                            0                    0
Inc.

------------------------------------------------------------------------------------------------------------------------------------
EchoStar                      6,450,022                      0             49,228,259                     0                    0
Communications
Corporation

------------------------------------------------------------------------------------------------------------------------------------
Furman Selz Investors         1,155,702                      0                      0            10,881,165                    0
II L.P.***

------------------------------------------------------------------------------------------------------------------------------------
FS Employee Investors            99,052                      0                      0               932,593                    0
LLC***

------------------------------------------------------------------------------------------------------------------------------------
FS Parallel Fund                 56,226                      0                      0               529,384                    0
L.P.***

------------------------------------------------------------------------------------------------------------------------------------
ING Furman Selz Asset         1,310,980                      0                      0            12,343,142                    0
Management LLC***

------------------------------------------------------------------------------------------------------------------------------------
Lyselle Limited**             3,039,183                      0                      0                     0                    0

------------------------------------------------------------------------------------------------------------------------------------
New Associated                2,279,387                      0                      0                     0                    0
Limited**

------------------------------------------------------------------------------------------------------------------------------------
Red Sable Limited**           1,519,592                      0                      0                     0                    0

------------------------------------------------------------------------------------------------------------------------------------
Subara Limited***             1,519,592                      0                      0                     0                    0

------------------------------------------------------------------------------------------------------------------------------------
TOTAL                        33,879,757             49,228,259             49,228,259            24,686,284          140,111,199
-----------------------------------------------------------------------------------------------------------------------------------
* As of April 2000.

** Affiliates of Gilat Satellite Communications Ltd.

*** Affiliates of each other.
------------------------------------------------------------------------------------------------------------------------------------

                              SCHEDULE 6.02(a)(ii)

                                      Liens


None.

                              SCHEDULE 6.02(c)(iii)

                                   Guaranties


None.

                                SCHEDULE 6.02(g)

                          Capitalized Lease Obligations


None.

                                SCHEDULE 6.02(m)

                          Transactions with Affiliates


Gilat-to-Home has a close relationship between Gilat Satellite Networks and Spacenet. The following are the key areas of related transactions with the GTH, Gilat Satellite and Spacenet entities.

Since GTH is a newly created business, Spacenet and Gilat are providing GTH administrative and operational support to accomplish the GTH business objectives. Some of the Spacenet support arrangements involve payroll services, accounts payable, sales and marketing support, legal support, and other functions typically performed by companies. These support services are expected to cease once GTH is fully staffed. In addition, Spacenet provides office space to GTH at Spacenet facilities in McLean, VA. and Marietta, GA. It is expected that GTH and Spacenet will enter into a longer term agreement relating to the facilities. These services will be reimbursed quarterly to Spacenet on a cost basis.

In addition to these services, Spacenet has a Telecommunications Services Agreement with GTH. Under this agreement, Spacenet provides hub services to GTH under Spacenet's existing FCC uplink operating license.

GTH is currently utilizing space segment on the GE4 satellite. Spacenet has entered into a Transponder Agreement with GE American Communications, Inc. for this satellite capacity. It is expected that GTH will reimburse Spacenet for it cost associated with this agreement.

Since Gilat Satellite is the sole provider of satellite equipment and technology to GTH, Gilat Satellite and GTH will have a long term supply agreement. The MSN contractual documents include an Agreement Relating to Gilat Supply Agreements. This Agreement provides the key components of a more comprehensive supply agreement between GTH and Gilat Satellite. This full agreement is in the process of being finalized betwee

                                                                       Exhibit A


                               Form of Term Note

[Term Note for $90 million by Bank Leumi USA dated as of June 26, 2000 filed as a separate Exhibit to the Registration Statement]

[Term Note for $30 million by The First International Bank of Israel dated as of August 7, 2000 filed as a separate Exhibit to the Registration Statement]

[Term Note for $30 million by Israel Discount Bank Ltd. dated as of August 7, 2000 filed as a separate Exhibit to the Registration Statement]

                                                                       Exhibit B


                                Form of Guaranty

                                    EXHIBIT B


                           FORM OF SUBSIDIARY GUARANTY


              GUARANTY, dated as of June ___, 2000, made by __________________, a ______ ________________ (the "Guarantor"), in favor of each of the Lenders (as hereinafter defined) and BANK LEUMI USA, as agent for the Lenders (the "Agent") pursuant to the Financing Agreement referred to below.


                              W I T N E S S E T H:

              WHEREAS, Gilat-to-Home Inc., a Delaware corporation (the "Borrower"), the financial institutions from time to time party to the Financing Agreement (the "Lenders"), and the Agent are parties to a Financing Agreement, dated as of June __, 2000 (such Agreement, as amended, restated or otherwise modified from time to time, being hereinafter referred to as the "Financing Agreement");

              WHEREAS, the Borrower [directly] [indirectly] owns all of the issued and outstanding shares of capital stock of the Guarantor; and

              WHEREAS, pursuant to Section 6.01(b) of the Financing Agreement, the Guarantor is required to execute and deliver to the Agent a guaranty guaranteeing all the Loans and all other obligations under the Financing Agreement;

              NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Lenders to make and maintain the Loans pursuant to the Financing Agreement, the Guarantor hereby agrees with the Lenders and the Agent as follows:

              SECTION 1. Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Guaranty which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

              SECTION 2. Guaranty. The Guarantor hereby (i) irrevocably, absolutely and unconditionally guarantees the prompt payment by the Borrower, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts now or hereafter owing in respect of the Financing Agreement and the other Loan Documents, including, without limitation, principal of and interest on the Loans (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceeding), fees, commissions, expenses, indemnifications or otherwise (the "Obligations"), and (ii) agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent and the Lenders in enforcing their rights under this Guaranty.

              SECTION 3. Guarantor's Obligations Unconditional.

              (a) The Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Guarantor agrees that its guarantee constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Agent or the Lenders to any Collateral. The obligations of the Guarantor under this Guaranty are independent of the obligations under the Financing Agreement and the other Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action. The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of:
(i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any provision of any Loan Document other than this Guaranty (including the creation or existence of any Obligations in excess of the amount permitted by any lending formulas contained in the Loan Documents or the amount evidenced by the Loan Documents); (iii) any exchange or release of, or non-perfection of any Lien on or security interest in, any Collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; (iv) the existence of any claim, set-off, defense or other right that the Guarantor may have against any Person, including, without limitation, the Agent or the Lenders, or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Guarantor in respect of the Obligations or the Guarantor in respect hereof.

              (b) This Guaranty (i) is a continuing guaranty and shall remain in full force and effect until such date on which all of the Obligations and all other expenses to be paid by the Guarantor pursuant hereto shall have been satisfied in full after the Commitments shall have been terminated, and (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

              SECTION 4. Waivers. The Guarantor hereby waives, to the extent permitted by applicable law, (i) promptness and diligence; (ii) notice of acceptance and notice of the incurrence of any Obligation by the Borrower; (iii) notice of any actions taken by the Agent, the Borrower or any Lender under any Loan Document or any other agreement or instrument relating thereto; (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of the Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving the Guarantor of its obligations hereunder; (v) any right to compel or direct the Agent or the Lenders to seek payment or recovery of any amounts owed under this Guaranty from any one particular fund or source; (vi) any requirement that the Agent protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any Collateral; and (vii) any other defense available to the Guarantor.

              SECTION 5. Subrogation. The Guarantor hereby waives and irrevocably agrees it will not exercise any and all rights which it has or may have at any time or from time to time (whether arising directly or indirectly by operation of law or contract) to assert any claim against the Borrower on account of any payments made under this Guaranty or otherwise, including, without limitation, any and all existing and future rights of subrogation, reimbursement, exoneration, contribution and/or indemnity. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations and all such other expenses shall not have been paid in full, such amount shall be held in trust for the benefit of the Agent and the Lenders, shall be segregated from the other funds of the Guarantor and shall forthwith be paid over to the Agent to be applied in whole or in part by the Agent against the Obligations, whether matured or unmatured, and all such other expenses in accordance with the terms of the Financing Agreement.

              SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

              (a) The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on the first page hereof; and (ii) has all requisite corporate power and authority to execute, deliver and perform this Guaranty and each other Loan Document to which the Guarantor is a party.

              (b) The execution, delivery and performance by the Guarantor ofthis Guaranty and each other Loan Document to which the Guarantor is a party
(i) have been duly authorized by all necessary corporate action, (ii) do not contravene its charter or by-laws or any applicable law, (iii) do not violate any contractual restriction binding on or otherwise affecting the Guarantor, and (iv) do not result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its properties other than pursuant to any such Loan Document.

              (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by the Guarantor of this Guaranty or any of the other Loan Documents to which the Guarantor is a party.

              (d) Each of this Guaranty and the other Loan Documents to which the Guarantor is a party is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and general equity principles affecting the enforcement of creditors' rights generally.

              (e) There is no pending or, to the best knowledge of the Guarantor, threatened action, suit or proceeding against the Guarantor Otto which any of the properties of the Guarantor is subject, before Eny court or Other GOvernmental Authority or any arbitrator (i) which challenges the validity or enforceability of this Guaranty or any of the other Loan Documents to which the Guarantor is a party, or (ii) in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, operations or financial condition of the Guarantor.

              (f) The Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Borrower, and has no need of, or right to obtain from the Agent or any Lender, any credit or other information concerning the affairs, financial condition or business of the Borrower that may come under the control of the Agent or any Lender.

              SECTION 7. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent and the Lenders may, and are hereby authorized to, at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any Lender to or for the credit of the account of the Guarantor against any and all obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Agent or any Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured. The Agent and the Lenders agree to notify the Guarantor promptly after any such set-off and application made by the Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent and the Lenders may have.

              SECTION 8. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to the Guarantor, to it at the Company's address specified in Section 12 of the Financing Agreement; if to the Agent, to it at its address set forth in the Agreement; or, as to any such Person, at such other address as shall be designated by such Person in a written notice to such other Persons complying as to delivery with the terms of this Section 8. All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or three Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day, or (iii) if delivered, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day.

              SECTION 9. Consent to Jurisdiction: Waiver of Immunities.

              (a) The Guarantor hereby irrevocably submits to the jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and the Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The Guarantor hereby irrevocably appoints _______________________ (the "Process

Agent"), with an office on the date hereof at _________________________________, as its agent to receive on behalf of the Guarantor and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing (by certified or registered mail, postage prepaid and return receipt requested) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent's above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor at its address specified in Section 8 hereof. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner-provided by law.

              (b) Nothing in this Section 9 shall affect the right of the Agent to serve legal process in any other manner permitted by law or affect the right of the Agent to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions.

              (c) The Guarantor hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Documents.

              SECTION 10. WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND, BY ACCEPTANCE HEREOF, THE AGENT AND THE LENDERS WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS GUARANTY, THE LOAN DOCUMENTS OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE AY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

              SECTION 11. Miscellaneous.

              (a) The Guarantor will make each payment hereunder in lawful money of the United States of America and in immediately available funds to the Agent, for the benefit of the Lenders, at such address specified by Agent from time to time by notice to the Guarantor.

              (b) No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by the Guarantor and the Agent, and no waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               (c) No failure on the part of the Agent, acting on behalf of the Lenders, to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to Exercise any of their rights under any other Loan Document against such party or against any other Person.

               (d) Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

               (e) This Guaranty shall (i) be binding on the Guarantor and its successors and assigns, and (ii) inure, together with all rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, to the extent permitted by Section 16 of the Financing Agreement, any Lender may assign or otherwise transfer its rights under any other Loan Document, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Lenders herein or otherwise. None of the rights or obligations of the Guarantor hereunder may be assigned or otherwise transferred without the prior written consent of the Agent.

               (f) This Guaranty shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed therein without regard to conflict of law principles.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

              IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

                             [NAME OF GUARANTOR]

                             By:
                                   ---------------------------------

                                   Name:
                                   Title:

                                                                       Exhibit C

                          Form of Security Agreement

      [Security Agreement dated June 26, 2000 filed as a separate Exhibit to the Registration Statement]

                                                                       Exhibit D

                      Form of Borrower's Counsel Opinion

                                    EXHIBIT D

                       FORM OF BORROWER'S COUNSEL OPINION

                       [Letterhead of Borrowers' Counsel]

                                          [Closing Date]


To each of the Lenders party
to the Financing Agreement
dated as of ________________, 2000 by and
among Gilat-to-Home, Inc., as Borrower,
certain Lenders and Bank Leumi USA,
as Agent for such Lenders

       Re:    Gilat-to-Home Inc.

Ladies and Gentlemen:

              We have acted as counsel to Gilat-to-Home Inc., a Delaware corporation (the "Borrower"), in connection with the making by the Agent (as defined in the Financing Agreement hereinafter referred to) and the financial institutions from time to time party to the Financing Agreement of loans (the "Loans") to the Borrower in an aggregate initial principal amount of $90,000,000 pursuant to the Financing Agreement, dated as of ______, 2000 (the "Financing Agreement"), by and among the Borrower, the financial institutions from time to time party thereto (the "Lenders"), and Bank Leumi USA, as Agent. The obligation of the Borrower to repay each Loan is evidenced by promissory notes of the Borrower dated the date hereof (the "Notes") and is secured, inter alia, by the security documents referred to in Section 4.01(d) of the Financing Agreement. This opinion is being delivered to you pursuant to Section 4.0l(d)(xiv) of the Financing Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Financing Agreement.

              In connection with this opinion, we have reviewed the organization and existence of the Borrower, the proceedings of the Borrower in relation to the Loan Documents, the Loan Documents, the financing statements which have been executed and delivered to the Agent pursuant to Section 4.0l(d)(vii) of the Financing Agreement (the "Financing Statements"), and such certificates and other documents of public officials, officers and other representatives of the Borrower as we have deemed relevant or proper as a basis for our opinions set forth herein. In this regard, we have relied as to factual matters on the representations and warranties contained in the Loan Documents. In addition, we have assumed the genuineness of signatures on original documents of all Persons other than officers and other representatives of the Borrower, and the conformity to the original of all copies submitted to us as photocopies or conformed copies.

              Based upon the foregoing and such investigations as we deem advisable and proper, we are of the opinion that:

              1. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has all requisite power and authority to conduct its business as now conducted and to consummate the transactions contemplated by the Loan Documents to which it is a party, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

              2. The execution and delivery by each of the Borrower of each Financing Statement to which it is a party, and the execution, delivery and performance by each of the Borrower of each Loan Document to which it is a party, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene its charter or by-laws, any other applicable law or, to the best of our knowledge, any contractual restriction binding on or affecting it or any of its properties, and
       (iii) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Loan Documents) upon or with respect to any of its properties.

              3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required of the Borrower (i) in connection with the due execution, delivery and performance by the Borrower of any Loan Document to which it is a party, (ii) for the grant by the Borrower pursuant to any Loan Document, or the perfection, of any lien or security interest purported to be created thereby in any Collateral, or (iii) for the exercise by the Agent and the Lenders of any of their rights and remedies under any Loan Document (except for the recordings and filings referred to in paragraph 5 below, all of which have been duly obtained or made and are in full force and effect).

              4. Each Loan Document and Financing Statement to which the Borrower is a party has been duly executed and delivered by the Borrower. Each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and by general principles of equity.

              5. The Security Agreement creates a valid security interest in favor of the Agent for the benefit of the Lenders in the Collateral purported to be covered thereby as security for the obligations purported to be secured thereby.

              6. To the best of our knowledge there is no pending or threatened action, suit or proceeding affecting the Borrower before any court, arbitrator, or Governmental Authority which may materially adversely affect the operations or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under any Loan Document to which it is a party.

              7. The Borrower is not an "investment company" or a company "controlled by an "investment company", as such terms are defined in the Investment Comany Act of 1940, as amended.

              8. The authorized capital stock of the Borrower consists of ______ shares of Common Stock, $______ par value per share, and __________ shares of Preferred Stock, $____ par value per share. As of the date hereof, the Borrower has outstanding _______ shares of Common Stock and ________ shares of Preferred Stock. All of such outstanding shares of Capital Stock of the Borrower are duly authorized, validly issued, and fully paid and nonassessable, and all shares of Warrant Stock will be, when issued upon exercise of the Warrants and upon receipt of the consideration therefor in accordance with the terms of the Warrants, duly authorized, validly issued, fully paid, and nonassessable. To our knowledge, there are no outstanding securities of the Borrower which are convertible into or evidencing the right to purchase or subscribe for any shares of Capital Stock of the Borrower, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Borrower to issue any shares of its Capital Stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such capital stock other than (i) in accordance with the certificate of incorporation of the Borrower, (ii) the Warrants issued pursuant to the Financing Agreement, and (iii) _____________________. Schedule I attached hereto sets forth a list derived from the Borrower's stock records of record holders of Capital Stock as of the date hereof, together with the number of shares of Capital Stock each such holder is shown to hold on the Borrower's stock records. Schedule II attached hereto sets forth a list of warrantholders as of the date hereof, together with the number of shares of Capital Stock issuable upon exercise of such Warrants by such holder.

                                                Very truly yours,

                                   Schedule A

                        FILINGS OF FINANCIAL STATEMENTS

Debtor                               Office
------                               ------

                                                                       Exhibit E

                       Form of Assignment and Acceptance

                                    EXHIBIT E

                                     FORM OF

                            ASSIGNMENT AND ACCEPTANCE

                           Dated _________ ___, 200___

              Reference is made to the Financing Agreement, dated as of June ____, 2000 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Financing Agreement") by and among Gilat-to-Home, Inc. (the "Borrower"), certain lenders (each a "Lender" and collectively, the "Lenders") and Bank Leumi USA, as agent for the Lenders (in such capacity, the "Agent"). Terms defined in the Financing Agreement are used herein as therein defined.

              ______________ (solely in its capacity as a Lender under the Financing Agreement) (the "Assignor") and _______________ (the "Assignee") agree as follows:

              1. The Assignor hereby sells and assigns to the Assignee, without recourse, representation or warranty, and the Assignee hereby purchases and assumes from the Assignor, a _____%* interest (the "Assigned Interest") in and to all of the Assignor's rights and obligations, solely as a Lender, under the Financing Agreement and the other Loan Documents as of the Effective Date (as defined below) (including, without limitation, (i) if the Commitments shall not have been terminated, the Assignor's Commitment set forth in Section 2.01 of the Financing Agreement, (ii) the outstanding principal amount of the Loan made by the Assignor, and (iii) the Notes evidencing the Assignor's Loans).

              2. The Assignor (i) represents and warrants as of the date hereof that its Commitment (without giving effect to assignments thereof which have not yet become effective) is ____%; (ii) represents and warrants that it is the legal and beneficial owner of the interest it is assigning hereunder; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by or in connection with the Financing Agreement, the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement, any other Loan Document, or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Financing Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Notes referred to in paragraph 1 above, and requests that the Agent exchange each such Note for new Notes (appropriately dated so that no loss of interest accrued prior to the Effective Date shall result with respect to the portion of the Loans assigned or the portion of the Loans retained by the Assignor), consisting of a Note in the principal amount of $___________, payable to the order of the Assignee and a Note in the principal amount of $__________ payable to the order of the Assignor.


_____________________
*      Specify percentage to no more than 4 decimal points.

                     (a) The Assignee represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Borrower, the Collateral and the Loans and all aspects of the transactions evidenced by or referred to in the Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Agreement) of the Assignor in connection with the assignment made under this Agreement. The Assignee further acknowledges that the Assignee will, independently and without reliance upon the Agent, the Assignor or any other Lender and based upon the Assignee's review of such documents and information as the Assignee deems appropriate at the time, make and continue to make its own credit decisions in entering into this Agreement and taking or not taking action under the Loan Documents. The Assignor shall have no duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of the Assignee or to provide the Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the initial extension of credit under the Financing Agreement or at any time or times thereafter.

                     (b) The Assignee represents and warrants to the Assignor that it has experience and expertise in the making of loans such as the Loans or with respect to the other types of credit which may be extended under the Financing Agreement; that it has acquired its Assigned Interest for its own account and not with any intention of selling all or any portion of such interest; and that it has received, reviewed and approved copies of all Loan Documents.

                     (c) The Assignor shall not be responsible to the Assignee for the execution, effectiveness, accuracy, completeness, legal effect, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignor to the Assignee or by or on behalf of the Borrower to the Assignor or the Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Loans or payment of amounts owed in connection with other extensions of credit under the Financing Agreement or the value of the Collateral or any other matter. The Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or other extensions of credit under the Financing Agreement or as to the existence or possible existence of any Event of Default or Default.

                     (d) Each party to this Agreement represents and warrants to the other party to this Agreement that it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.

                     (e) Each party to this Agreement represents and warrants that the making and performance by it of this Agreement do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it.

                     (f) Each party to this Agreement represents and warrants that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and no governmental authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Agreement.

                     (g) The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and that such interest is free and clear of any Lien.

                     (h) The Assignor makes no representation or warranty and assumes no responsibility with respect to the operations, condition (financial or otherwise), business or assets of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under the Financing Agreement or any other Loan Document.

                     (i) The Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

                     (j) The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreement are required to be performed by it as a Lender.

                     (k) The Assignee confirms that it has received all documents and information it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

                     (l) The Assignee specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

              3. The effective date for this Assignment and Acceptance shall be ____________ (the "Effective Date"), which date is at least three Business Days after the execution of this Assignment and Acceptance and the delivery hereof to the Agent for acceptance.

              4. Upon such acceptance, as of the Effective Date (i) the Assignee shall, in addition to the rights and obligations under the Financing Agreement and the other Loan Documents held by it immediately prior to the Effective Date, have the rights and obligations under the Financing Agreement and the other Loan Documents that have been assigned to it pursuant to this Agreement, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents that have been assigned by the Assignor to the Assignee pursuant to this Agreement.

              5. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments under the Financing Agreement and the Notes in respect of the rights assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. If the Assignor receives or collects any payment of interest or fees attributable to the interests assigned to Assignee by this Agreement which has accrued after the Effective Date, the Assignor shall distribute to the Assignee such payment. If the Assignee receives or collects any payment of interest or fees which is not attributable to the interests assigned to the Assignee by this Agreement or which has accrued on or prior to the Effective Date, the Assignee shall distribute to the Assignor such payment.

              6. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely therein without consideration as to choice of law.

                                         [NAME OF ASSIGNOR]

                                         By:
                                             -----------------------------------
                                              Name:
                                              Title:
                                              Date:

                                         NOTICE ADDRESS AND PAYMENT
                                         INSTRUCTIONS FOR ASSIGNOR


                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                          Telephone No.
                                                        ------------------------
                                          Telecopy No.
                                                       -------------------------


                                         [NAME OF ASSIGNEE]

                                         By:
                                             -----------------------------------
                                              Name:
                                              Title:
                                              Date:

                                         NOTICE ADDRESS AND PAYMENT
                                         INSTRUCTIONS FOR ASSIGNEE


                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                          Telephone No.
                                                        ------------------------
                                          Telecopy No.
                                                       -------------------------




ACCEPTED this _______ day
of ______________, 200____

BANK LEUMI USA, as Agent

By:
    ----------------------------
     Name:
     Title:

                                                                       Exhibit F


                           Form of Warrant Agreement

[Bank Leumi USA Series C Convertible Preferred Stock Purchase Warrant dated as of June 26, 2000 filed as a separate Exhibit to the Registration Statement]

[The First International Bank of Israel Series C Convertible Preferred Stock Purchase Warrant dated as of August 7, 2000 filed as a separate Exhibit to the Registration Statement]

[Israel Discount Bank Ltd. Series C Convertible Preferred Stock Purchase Warrant dated as of August 7, 2000 filed as a separate Exhibit to the Registration Statement]

                                                                       Exhibit G


                        Form of Intercreditor Agreement

                                    EXHIBIT G

                         FORM OF INTERCREDITOR AGREEMENT

              INTERCREDITOR AGREEMENT dated _______ ___, 200__, between BANK LEUMI USA, as agent for the lenders party to the Financing Agreement (as defined below) from time to time (in such capacity, the "Agent"), and _________________________ ("[Other Lender]").

                                    RECITALS

              A. Pursuant to a certain Financing Agreement, dated as of June ____, 2000 (the "BLUSA Financing Agreement"), among Gilat-to-Home, Inc., a Delaware corporation (the "Borrower"), the lenders party thereto form time to time (the "BLUSA Lenders") and the Agent, the BLUSA Lenders have made and hereafter may (in their sole discretion) make loans (the "BLUSA Loans") to the Borrower.

              B. [Other Lender] has extended or will in the future extend credit to the Borrower pursuant to which [Other Lender) has made or will in the future make loans (the "[Other Lender) Loans") to the Borrower.

              C. The BLUSA Loans and the [Other Lender) Loans will be evidenced by certain credit documents and will be secured by security interests in certain assets of the Borrower.

              D. The Agent on behalf of the BLUSA Lenders and [Other Lender) wish to confirm, as between themselves, their rights and priorities with respect to the assets of the Borrower.

              NOW, THEREFORE, for and in consideration of the premises hereinabove stated, the parties hereto agree as follows:

              1.     Definitions.

                     (a) As used herein, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

              "BLUSA Documents" means the BLUSA Financing Agreement, the BLUSA Security Agreement and any other agreement, document or instrument relating to any of the foregoing, as amended or otherwise modified from time to time.

              "BLUSA Obligations" means all obligations of the Borrower in favor of the Agent and each BLUSA Lender from time to time existing in respect of the BLUSA Documents, including, without limitation, obligations in respect of principal of and interest on the BLUSA Loans, fees, costs, expenses and otherwise.

              "BLUSA Security Agreement" means Security Agreement dated June ____, 2000 by the Borrower in favor of the Agent, pursuant to which the Borrower has granted to the Agent for the benefit of the BLUSA Lenders a security interest in all of its personal property including, inter alia, its accounts receivable, notes receivable, contract rights, inventory, machinery and equipment.

              "Collateral" means all tangible and intangible personal property of the Borrower, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements therefor and improvements thereto, including, without limitation, all of the Borrower's right, title and interest in and to

                     (i) All machinery, equipment, motor vehicles, appliances, furniture, fixtures, special and general tools, test and quality control devices and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all parts therefor, and all other items used or useful in connection with Borrower's business;

                     (ii) All goods, merchandise and inventory including, without limitation, all goods intended for sale or lease or to be furnished under a contract of service, all raw materials, parts and finished goods, together with all materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, preservation, advertisement, or sale of such goods, and all documents of title or documents representing the same;

                     (iii) All ledger sheets, files, records, documents, and instruments (including without limitation computer programs, tapes and related electronic data processing software) evidencing or relating to any of the collateral security described in items (i) through (vii), and all marketing and other data and all lists of customers, suppliers and personnel;

                     (iv)   All notes receivable;

                     (v) All contract rights and general intangibles, including, without limitation, all supply contracts, sales contracts, insurance policies, leases, franchises, licenses, permits, grants and rights, goodwill, copyrights, trademarks, trade styles, trade names, patents, patent applications, inventions, trade secrets, processes, methods, formulae, treatments, discoveries, improvements and applications, all proprietary rights know-how and other intellectual property, and all applications, rights claims or causes of action, deposit accounts, chooses in action and tax refunds of any kind;

                     (vi) All accounts and accounts receivable (hereinafter sometimes called the "Receivables") including all present and future accounts, insurance proceeds, and all rights to payments in money or kind, refunds or indemnification whatsoever owing and any other obligations or indebtedness owed to the Borrower from any source whatsoever, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandise, services, goods or other property which give rise to, secure or represent any of the foregoing, and all" rights, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit, replevin, reclamation and resale;

                    (vii)  All documents, instruments and chattel paper; and

                    (viii) All proceeds (whether or not cash), products and accounts of the collateral security described in items (i) through (vii), including without limitation all proceeds of insurance covering the same and any tort claims in connection therewith.

      "Creditors" means the Agent, the BLUSA Lenders and [Other Lender].

      "Documents" means the BLUSA Documents and the [Other Lender] Documents.

      "Enforcement Action" means (i) the declaration by a Creditor that all of the Obligations owed to such Creditor are due and payable, and (ii) any action to enforce the security interest of such Creditor, including, without limitation, by foreclosure, sale, liquidation, repossession, set-off or otherwise.

      "Obligations" means the BLUSA Obligations and the [Other Lender] Obligations.

      "[Other Lender] Documents" means any agreement or instrument evidencing the [Other Lender] Loans and any other agreement or instrument relating to the [Other Lender] Loans, as amended or otherwise modified from time to time.

      "[Other Lender] Obligations" means all obligations of the Borrower in favor of [Other Lender] from time to time existing in respect of the [Other Lender] Documents, including, without limitation, obligations in respect of principal of and interest on the [Other Lender] Loans, fees, costs, expenses and otherwise.

      "Ratio" means the ratio that the principal amount of the obligations of a Creditor outstanding as of the date of any foreclosure, sale, liquidation, set-off or other disposition of the Collateral bears to the outstanding principal amount of the Obligations as of said date.

             (b)    All terms used in this Agreement that are defined in
Article 9 of the Uniform Commercial Code (the "Code") currently in effect in the State of New York shall have the same meanings herein as set forth therein.

      2.     Priority.

             (a) Notwithstanding anything to the contrary contained in or arising from the Documents, but subject to subsection (c) hereof, (i) each Creditor consents to the security interests of the other Creditors and (ii) the security interest of each Creditor shall be equal in priority to the security interests of the other Creditors. No Creditor shall accept any additional collateral security for the Obligations unless such additional collateral security shall be included in the Collateral and be subject to the terms and provisions of this Agreement.

             (b) The priorities of the security interests specified above are applicable irrespective of the time or order of attachment or perfection thereof, the method of perfection, the time or order of filing of financing statements or taking of possession, or the giving or the failure to give notice of the acquisition or expected acquisition of purchase money or other security interests and any other matter. Nothing in this Agreement shall be deemed to vary or otherwise alter the priority of any Creditor's recourse against the Borrower for payment.

             (c) To the extent that a security interest in any Collateral may be perfected by the filing of appropriate UCC-l financing statements in the proper public offices, the relative priorities set forth in subsection (a) of this Section 2 with respect to such Collateral are expressly conditioned upon the nonvoidability and perfection of the security interests of each Creditor in such Collateral. If the security interest of a Creditor in such Collateral is not perfected or is voidable for any reason, then the relative priority of security interests provided for in subsection (a) of this Section 2 with respect to such Collateral shall not be effective for such Collateral.

      3. Distribution of Proceeds. The proceeds from any foreclosure, sale, liquidation or other disposition of, or realization upon, the Collateral by any Creditor of any rights, or the enforcement of its security interest or any guaranty, shall be applied in the following manner:

                    (i) first, to the payment of all costs and expenses of the Creditors, including, without limitation, attorneys' fees, incurred in connection with the enforcement of any Document or the foreclosure, sale, liquidation or other disposition of, or realization upon, the Collateral;

                    (ii) second, to the payment of the BLUSA Obligations and the [Other Lender] Obligations according to the Ratio;

                    (iii) third, to the payment of any other amounts required by applicable law (including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code of New York or any successor or similar, applicable statutory provision); and

                    (iv) fourth, other surplus proceeds, if any, to the Borrower or to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

      4. Express Trust. If any Creditor shall have received any payment or distribution out of any of the assets constituting a part of the Collateral from any foreclosure, sale, liquidation or other disposition of, or realization upon, the Collateral, such Creditor shall hold such payment or distribution in trust as trustee of an express trust, for the benefit of itself and the other Creditors, shall not commingle such payment with its other assets, and shall promptly take all action necessary to cause such payment to be shared in accordance with Section 3 hereof. As between the Borrower and the Creditors, any Creditor making a payment to the other Creditors pursuant to Sections 3 or 4 hereof shall be deemed not to have received or realized on account of the Obligations held by such Creditor all or any portion of the amount so paid over to the other Creditors. If all or a portion of any amount paid by a Creditor to the other

Creditors pursuant to Sections 3 or 4 hereof must thereafter be repaid or restored (whether by court order or settlement of a claim) the payment shall, to such extent, be rescinded and repaid, without interest.

      5. Set-Offs. If any Creditor shall, by exercising any right of set-off, banker's lien or other similar right against any account or property of the Borrower in such Creditor's possession, recover any amount payable to such Creditor, it shall apply such amount to the payment of the Obligations owed to it, and such Creditor shall purchase such participations in the Obligations of the other Creditors, and such other adjustments shall be made, as may be required from time to time so that all such recoveries resulting from such set-offs, banker's liens and other similar rights shall be shared by the Creditors ratably in accordance with the Ratio (as of the time of each such set-off). Each Creditor agrees that, upon the written request of any other Creditor after the notice of an Enforcement Action has been given, it will exercise such right of set-off, banker's lien or other similar right against any deposits maintained with such Creditor.

      6.     Notice of Exercise of Remedies with Respect to the Collateral.
Each Creditor agrees to notify the other Creditors not less than five (5) business days prior to taking any Enforcement Action of its intention to take any Enforcement Action, setting forth the reason for the proposed action and the proposed action to be taken. Thereafter, each of the Creditors will consult with each other with respect to the actions to be taken under the applicable Documents. Notwithstanding anything to the contrary herein, the requirement to give the notice required by this Section 6 shall not apply if (i) the Creditor otherwise obligated to give such notice shall determine in good faith that the taking of such action or the enforcement of any of its remedies under the relevant Document would thereby be materially adversely affected, provided that such Creditors shall give notice to the other Creditors immediately after taking the Enforcement Action in question, (ii) any other Creditor has taken any Enforcement Action under its Documents, or (iii) the Borrower has become the subject of any bankruptcy, insolvency or other similar proceeding.

      7. No Third Party Beneficiary. This Agreement is intended to establish the relative rights and obligations of the Creditors with respect to the subject matter hereof and shall not be deemed to create any rights or priorities in any other person or entity, including, without limitation, the Borrower or any affiliate thereof.

      8. No Sales. With respect to the Collateral only, each Creditor agrees not to sell or otherwise transfer or assign its rights in respect of the Collateral under its Documents without the prior written consent of the other Creditors.

      9. Perfection by Possession. Each Creditor agrees that if it obtains possession of any Collateral, it shall hold such Collateral as the agent for itself and the other Creditors and shall be entitled to take actions with respect to such Collateral at such time and in such manner as such Creditor determines (in its reasonable discretion) to be appropriate. Other than the exercise of reasonable care to assure the safe custody of the Collateral held by such Creditor and the application of the proceeds thereof in accordance with Section 3 hereof, such Creditor shall have no duty or liability to the other Creditors with respect to such Collateral. Such Creditor shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral in its possession is accorded treatment substantially equal to that which such Creditor accords its own property.

      10.     Miscellaneous.

             (a) The provisions of this Agreement may from time to time be amended, waived or modified if such amendment, waiver or modification is in writing and consented to by each Creditor.

             (b) No failure or delay on the part of any Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power, or right preclude any other or further exercise thereof or the exercise of any other power or right.

             (c) No waiver or approval by a Creditor under this Agreement shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions or instances.

             (d) All notices and other communications to any party hereto provided for hereunder shall be in writing and shall be mailed, telecopied or delivered to it at its address set forth on the signature pages of this Agreement; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10(d). All such notices and other communications shall be effective (i) if mailed, when received, (ii) if telecopied, when received, or (iii) if delivered, upon delivery.

             (e) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

             (f) Each Creditor agrees to cooperate fully with the other Creditors, to effect the intent and provisions of this Agreement. Each Creditor also agrees, from time to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

             (g) The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

             (h) This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

             (i) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

             (j) This Agreement shall be governed by and construed in accordance with the law of the State of New York.

             (k) The provisions of this Agreement are intended solely for the benefit of the Creditors, and nothing herein shall be deemed to affect the obligation of the Borrower or any affiliate to make any payment when and as the same shall become due and payable or any of the other obligations, whether now or hereafter existing, of the Borrower or any affiliate to any Creditor.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.



                                  BANK LEUMI USA,
                                  as Agent for the BLUSA Lenders



                                  --------------------------------------------
                                  By:
                                  Title:

                                  Bank Leumi, USA
                                  International Lending Department
                                  564 Fifth Avenue, 5th Floor
                                  New York, New York 10036-4803
                                  Attention:
                                                 ---------------

                                  Telephone:     (212)
                                                      ----------
                                  Telecopier     (212)
                                                      ----------

                                  [OTHER LENDER]



                                  --------------------------------------------
                                  By:
                                  Title:


                                  --------------------------

                                  --------------------------

                                  --------------------------

                                  Attention:
                                                 ---------------
                                  Telephone:     (   )
                                                  --- ----------
                                  Telecopier:    (   )
                                                  --- ----------

                                   CONSENT

                    The undersigned hereby consents and agrees to the terms of the Intercreditor Agreement to which this Consent is attached.



                                                  Date:              , 2000
                                                        --------- ---



GILAT-TO-HOME, INC.







---------------------------------
By:
Title:

                                                                      Exhibit H

                           Form of Joinder Agreement

[First Amendment and Joinder to the Bank Leumi USA Financing Agreement dated as of June 26, 2000 filed as a separate Exhibit to the Registration Statement]

                                                                      Exhibit I

                            Form of Pledge Agreement

[Pledge and Security Agreement dated June 26, 2000 filed as a separate Exhibit to the Registration Statement]

                                                                      Exhibit J

                           Form of Control Agreement

                                    EXHIBIT J


                            FORM OF CONTROL AGREEMENT


              CONTROL AGREEMENT dated as of June_, 2000 among Gilat-to-Home Inc., a Delaware corporation (the "Debtor"), Bank Leumi USA, as agent for the Lenders parties to the Financing Agreement (in such capacity, the "Secured Party") and the Cayman Branch of Israel Discount Bank Ltd. (the "Depository Bank"). Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement dated as of the date hereof between the Debtor and the Secured Party (the "Pledge Agreement"). All references herein to the "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

              Section 1. Establishment of the Account. The Depository Bank hereby confirms and agrees that:

              (a) The Depository Bank has established the following time deposit account on its books for the benefit of the Debtor: account number 400025 in the name "Gilat-to-Home Inc." (such account and any successor account, the "Account"), and the Depository Bank shall not change the name or account number of the Account without the prior written consent of the Secured Party;

              (b) On or after the date hereof, US$30,000,000 will be deposited into the Account;

              (c) The Debtor shall have no right whatsoever to remove or withdraw from the Account any asset, cash or other property now or hereafter credited to the Account without the prior written consent of the Secured Party, provided that the Debtor shall be entitled to request that the Secured Party withdraw funds from the Account in accordance with
       Section 2.03 of the Financing Agreement; and

              (d) The Debtor and the Secured Party have notified the Depository Bank that the Debtor has, pursuant to the Pledge Agreement, pledged and assigned to the Secured Party and granted to the Secured Party for the benefit of the Lenders a continuing security interest in the Pledged Collateral, including, without limitation, the Account. The Depository Bank hereby consents to the creation of such security interest.

              Section 2. "Financial Assets" Election. The Depository Bank hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Account shall be treated as a "financial asset" within the meaning of Section 8-l02(a)(9) of the UCC.

              Section 3. Dominion and Control; Entitlement Orders. Each of the Debtor and the Depository Bank hereby agree that the Account shall be under the exclusive dominion and control of the Secured Party. If at any time the Depository Bank shall receive any order from the Secured Party directing transfer or redemption of any asset relating to the Account, the Depository Bank shall comply with such entitlement order, without further consent by the Debtor or any other person.

              Section 4. Subordination of Lien; Waiver of Set-Off. If the Depository Bank has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Account or any security entitlement credited thereto, the Depository Bank hereby agrees that such security interest shall be subordinate to the security interest of the Secured Party. The financial assets and other items deposited in the Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than the Secured Party.

              Section 5. Choice of Law. Both this Agreement and the Account shall be governed by the laws of the State of New York notwithstanding any provision to the contrary contained in any account opening agreements pursuant to which the Debtor opened the Account with the Depository Bank (the "Account Opening Agreement"). Regardless of any provision in any other agreement (including, without limitation, the Account Opening Agreement), for purposes of the UCC, New York shall be deemed to be the Depository Bank's jurisdiction and the Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York. For the avoidance of doubt, the parties hereto hereby amend the Account Opening Agreement to provide that it shall be governed by the laws of the State of New York rather than the laws of the Cayman Islands.

              Section 6. Conflict with other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail.

              Section 7. Amendments. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

              Section 8. Successors and Assigns. This Agreement shall (i) be binding on the parties hereto and their respective successors and assigns, and
(ii) inure, together with all rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, the Secured Party may, upon receipt of the written consent of the applicable Lender that is affiliated with the Depository Bank which consent shall not be unreasonably withheld or delayed, assign or otherwise transfer the Pledge Agreement, this Agreement and any other Loan Document, to any other Person, without notice to or the consent of the Debtor or the Depository Bank, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to such entity herein or otherwise. All references in this Agreement to Secured Party shall mean the Secured Party and any assignee of Secured Party of this Agreement. None of the rights or obligations of the Debtor or the Depository Bank hereunder may be assigned or otherwise transferred without the prior written consent of the Secured Party.

              Section 9. Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and shall be mailed, telecopied or delivered to the intended party at, in the case of the Depository Bank, its address as set forth on the signature page hereto or, in the case of the Debtor or the Secured Party, to its address set forth in the Financing Agreement; or, as to such Persons, at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section 9. All such notices and other communications shall be effective (i) if sent by certified mail, return receipt requested, when received or 3 Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and confirmation is received, provided same is on a Business Day and, if not, on the next Business Day or
(iii) if delivered, upon delivery, provided same is on a Business Day and, if not, on the next Business Day.

              Section 10. Termination. The rights and powers granted herein to the Secured Party have been granted in order to perfect the security interests granted to the Secured Party (for the benefit of the Lenders) in the Account, are powers coupled with an interest and will neither be affected by the bankruptcy of the Debtor nor by the lapse of time. The obligations of the Depository Bank hereunder shall continue in effect until the security interests of the Secured Party in the Account have been terminated pursuant to the terms of the Pledge Agreement and the Secured Party has notified the Depository Bank of such termination in writing.

              Section 11. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.


                                       GILAT-TO-HOME INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       BANK LEUMI USA, as Agent


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       ISRAEL DISCOUNT BANK LTD.,
                                          CAYMAN BRANCH


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       Address:


                                                  ------------------------------

                                                  ------------------------------
                                                  Attn.:
                                                        ------------------------
                                                  Tel.:
                                                        ------------------------
                                                  Fax:
                                                        ------------------------

                                                                       Exhibit K

                        Form of GS Representation Letter

                                    EXHIBIT K

                          FORM OF REPRESENTATION LETTER

                         GILAT SATELLITE NETWORKS LTD.
                 21 YEGIA KAPAYIM ST., KIRYAT ARYE, PETACH TIKVA

                                  SPACENET INC.
                     1750 OLD MEADOW ROAD, MCLEAN, VIRGINIA



                                                      June __, 2000


Bank Leumi USA
564 Fifth Avenue
New York, N.Y. 10036
U.S.A.


                             Re: Gilat-to-Home Inc.


Gentlemen:

In consideration for your agreement to enter into a Financing Agreement dated as of June __, 2000 (the "Financing Agreement"), by and among Gilat-to-Home Inc., a Delaware corporation (the "Borrower"), certain financial institutions party thereto from time to time (the "Lenders") and Bank Leumi USA, as agent for the Lenders (in such capacity, the "Agent") (capitalized terms used herein and not defined herein shall have the same meaning herein as set forth in the Financing Agreement), Gilat Satellite Networks, Ltd. ("Gilat") and Spacenet Inc. ("Spacenet") hereby represent and warrant jointly and severally in favor of the Lenders and the Agent, that the equipment and technology manufactured by either Gilat or Spacenet and supplied to the Borrower pursuant to any agreement between Borrower, on the one hand, and Gilat or Spacenet, on the other hand, in effect as of the date of the Financing Agreement, together with any amendments or other modifications thereto that are more favorable to the Borrower unless the adoption of such amendments or modifications has been approved by a vote of all or a majority of the Borrower's directors not appointed by either Gilat or Spacenet (the "Agreements"), shall perform in conformity with the specifications set forth in such Agreements.

Gilat and Spacenet hereby agree to jointly and severally indemnify the Agent and Lenders for any and all losses suffered by the Agent and the Lenders as a result of the breach of any of the Agreements if such losses arise solely from the failure of the equipment or technology manufactured and supplied to the Borrower by either Gilat or Spacenet pursuant to any Agreement to perform in conformity with the specifications set forth in such Agreement, as determined by a court of competent jurisdiction in an action brought by the Borrower (or any other person entitled to assert the rights of the Borrower in a bankruptcy or insolvency proceeding of the Borrower) against Gilat and/or Spacenet. Such right of indemnification may

Bank Leumi USA
June __, 2000
Page 2

be asserted directly by the Agent or the Lenders against Gilat and/or Spacenet if any court referred to in the preceding sentence makes a determination, or Gilat and/or Spacent admits in writing, that the equipment or technology manufactured and supplied to the Borrower by either Gilat or Spacenet pursuant to any Agreement failed to perform in conformity with the specifications set forth in such Agreement. Any such court determination or written admission shall be binding upon Gilat and Spacenet in any proceeding brought by the Agent or the Lenders against Gilat and/or Spacenet to assert the right of indemnification granted to the Agent and the Lenders hereunder. However, no independent right is hereby granted by Spacenet, Gilat or the Borrower to the Agent or Lenders to enforce the terms of any of the Agreements against Gilat or Spacenet.


In the event the Board of Directors becomes comprised of a majority of individuals who are appointed to the Board by either Spacenet or Gilat, Borrower agrees to institute and diligently and in good faith prosecute an action against Gilat or Spacenet for breach of any of the Agreements arising solely from the failure of the equipment or technology manufactured and supplied to the Borrower by either Gilat or Spacenet in the event that the directors not appointed by Gilat and Spacenet decide to institute such an action against Gilat or Spacenet.

Notwithstanding anything to the contrary contained herein, this letter shall not in any way affect the rights of the Agent and the Lenders against the Borrower under the Loan Documents or the rights of the Agent and the Lenders against the Borrower or any other person under applicable law. This letter shall (a) terminate upon the repayment in full of all Obligations under the Financing Agreement and the other Loan Documents and (b) be governed by the laws of the State of New York.

                                              Gilat Satellite Networks, Ltd.

                                              By:
                                                  -----------------------------
                                                  Name:
                                                  Title:


Gilat-to-Home Inc.                            Spacenet Inc.

By:                                           By:
    ------------------------                      ------------------------------
    Name:                                         Name:
    Title:                                        Title:

                                                                       Exhibit L


                         Form of Debt Conversion Letter

[Debt Conversion Letter dated as of June 26, 2000 filed as a separate Exhibit to the Registration Statement]

                                                                         Annex I



                                 Business Plan


                                      [*]



[*] Ten pages of information have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.